Filed Pursuant to Rule 424(b)(5)
Registration No. 333-273297

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 19, 2023

Preliminary Prospectus Supplement

(To prospectus dated July 17, 2023)

HEICO CORPORATION

$            % Notes due 20

$            % Notes due 20

HEICO Corporation (“HEICO,” the “Company,” “we,” “our” or “us”) is offering $          aggregate principal amount of its    % notes due 20     (the “20      notes”) and $              aggregate principal amount of its    % notes due 20     (the “20     notes” and, together with the 20     notes, the “notes”). Interest on the notes will be payable semiannually in arrears on      and      of each year, commencing on      , 2024. The 20    notes will mature on     , 20     and the 20      notes will mature on    , 20    .

Prior to the applicable Par Call Date (as defined below), we may redeem at our option the 20     notes and the 20     notes, at any time in whole, or from time to time in part, at the applicable redemption price described under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, to but excluding the redemption date. On or after the applicable Par Call Date, such notes will be redeemable at our option, at any time in whole, or from time to time in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, to but excluding the redemption date.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee our obligations under the Credit Agreement (as defined below), which includes (i) each of our existing wholly-owned Material Domestic Subsidiaries (as defined below) and (ii) any subsidiary that in the future agrees to guarantee obligations under the Credit Agreement (the “subsidiary guarantors”). The notes and the guarantees will be our and the subsidiary guarantors’ senior unsecured obligations and will rank equally in right of payment with all of our and the guarantors’ existing and future senior unsecured debt. The notes will be effectively subordinated to our and the guarantors’ secured debt, to the extent of the assets securing such debt and structurally subordinated to any existing or future indebtedness of our subsidiaries that do not guarantee the notes.

We, through a newly formed wholly owned subsidiary, have entered into a Merger Agreement (as defined below) to acquire Wencor Group (“Wencor”), a large commercial and military aircraft aftermarket company (the “Merger” or the “Wencor Acquisition”). We intend to use the net proceeds from the sale of the notes to fund a portion of the purchase price for the Wencor Acquisition, including related fees and expenses, with any remaining amounts, for general corporate purposes. See “Use of Proceeds.”

If the closing of the Wencor Acquisition has not occurred on or prior to the earlier of (i) February 14, 2024 (subject to extension to such later date to which the “Termination Date” (as defined in the Merger Agreement) may be extended in accordance with the terms of the Merger Agreement) and (ii) the date the Merger Agreement, including any amendment thereof, is terminated according to its terms (the “Special Mandatory Redemption Event”), we will redeem the 20     notes in whole at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”) (such redemption, a “Special Mandatory Redemption”). See “Description of the Notes—Special Mandatory Redemption of the 20     Notes.”

The notes are new issues of securities with no established trading markets. We do not intend to list the notes on any securities exchange or any automated quotation system.

Investing in the notes involves risks. You should carefully read the entire accompanying prospectus and this prospectus supplement and the documents incorporated by reference herein and therein, including the section entitled “Risk Factors,” which begins on page S-13 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)			Underwriting Discount			Proceeds to us, before expenses
	Per Note		Total	Per Note		Total	Per Note		Total
% Notes due 20		%	$		%	$		%	$
% Notes due 20		%	$		%	$		%	$
Total:			$			$			$

(1)	Plus accrued interest from July , 2023 if delivery of the notes occurs after that date.

The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, S.A., on or about July             , 2023.

Joint Book-Running Managers

Truist Securities	BofA Securities	Wells Fargo Securities

Prospectus Supplement dated July       , 2023

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

About This Prospectus Supplement

We provide information to you about this offering in two separate documents. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus relate to part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the notes. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed by the Company with the SEC. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein, are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise (including when describing the terms of the notes), references in this prospectus supplement to “HEICO,” the “Company,” “we,” “us” and “our” or similar terms are to HEICO Corporation and its consolidated subsidiaries.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the website maintained by the SEC at www.sec.gov or on HEICO’s website at www.heico.com. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on, connected to or that can be accessed via our website is not part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 regarding the securities we may offer from time to time. This prospectus supplement does not contain all of the information found in the registration statement. For further information regarding HEICO and the securities offered by this prospectus supplement, you should review the entire registration statement, including its exhibits and schedules, filed under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement of which this prospectus supplement forms a part, including its exhibits and schedules, has been filed electronically and can be obtained in any manner listed above.

S-ii

Extended Settlement

We expect that delivery of the notes will be made against payment therefor on or about      , 2023, which will be the       business day following the date of pricing of the notes, or “T+    .” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next        succeeding business days will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Incorporation of Certain Documents By Reference

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus supplement to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus supplement is automatically updated and superseded by any information contained in this prospectus supplement, or in any subsequently filed document of the types described below.

We incorporate into this prospectus supplement by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus supplement:

●	The Annual Report on Form 10-K for the fiscal year ended October 31, 2022, filed with the SEC on December 21, 2022, including portions of the Company’s proxy statement on Schedule 14A, filed with the SEC on February 3, 2023, to the extent incorporated by reference into such Annual Report on Form 10-K;

●	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2023, filed with the SEC on March 1, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023, filed with the SEC on May 24, 2023; and

●	The Current Reports on Form 8-K filed with the SEC on December 21, 2022, March 20, 2023, April 12, 2023, May 15, 2023, May 18, 2023 and July 17, 2023.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

HEICO Corporation
3000 Taft Street
Hollywood, Florida 33021
Tel: (954) 987-4000

You should rely only on the information incorporated by reference or provided in this prospectus supplement or any subsequently filed supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or any subsequently filed supplement is accurate as of any date other than the date on the front of those documents.

S-iii

Special Note Regarding Forward-Looking Statements

This prospectus supplement and the documents incorporated by reference in this prospectus supplement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements, which in some cases, you can identify by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements include statements regarding our operations, cash flows, and financial position. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

Although we believe that these statements are based upon reasonable assumptions, these statements expressing opinions about future outcomes and non-historical information are subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change and, therefore, there is no assurance that the outcomes expressed in these statements will be achieved. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we have made or may make in the future may not materialize, and unanticipated events may occur which will affect our results. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in forward-looking statements contained herein, including as a result of factors including, but not limited to:

●	the severity, magnitude and duration of public health threats, such as the COVID-19 pandemic (“Health Emergencies”);

●	HEICO’s liquidity and the amount and timing of cash generation;

●	lower commercial air travel caused by Health Emergencies and their aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services;

●	product specification costs and requirements, which could cause an increase to our costs to complete contracts;

●	governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales;

●	our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth;

●	product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales;

●	our ability to make acquisitions, including obtaining any applicable domestic and/or foreign governmental approvals, and achieve operating synergies from acquired businesses;

●	customer credit risk;

●	interest, foreign currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues;

●	defense spending or budget cuts, which could reduce our defense-related revenue; and

●	risks relating to the Wencor Acquisition.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks and uncertainties in greater detail under “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus supplement by these cautionary statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under the securities laws of the United States. You are advised, however, to consult any additional disclosures we make in our reports filed with the SEC.

S-iv

Summary

The following summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein that are described under “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Company Overview

HEICO Corporation through its subsidiaries believes it is the world’s largest manufacturer of Federal Aviation Administration (“FAA”) approved jet engine and aircraft component replacement parts, other than the original equipment manufacturers (“OEMs”) and their subcontractors. HEICO also believes it is a leading manufacturer of various types of electronic equipment for the aviation, defense, space, medical, telecommunications and electronics industries. The Company was originally organized in 1957 as a holding company known as HEICO Corporation. As part of a reorganization completed in 1993, the original holding company (formerly known as HEICO Corporation) was renamed as HEICO Aerospace Corporation and a new holding corporation known as HEICO Corporation was created. The reorganization did not result in any change in the business of the Company, its consolidated assets or liabilities or the relative interests of its shareholders.

Our business is comprised of two operating segments:

The Flight Support Group. Our Flight Support Group (“FSG”), consisting of HEICO Aerospace Holdings Corp. and HEICO Flight Support Corp. and their collective subsidiaries, accounted for 57%, 50% and 52% of our net sales in fiscal 2022, 2021 and 2020, respectively and 58% of net sales for the six months ended April 30, 2023. The FSG uses proprietary technology to design and manufacture jet engine and aircraft component replacement parts for sale at lower prices than those manufactured by OEMs. These parts are approved by the FAA and are the functional equivalent of parts sold by OEMs. In addition, the FSG repairs, overhauls and distributes jet engine and aircraft components, avionics and instruments for domestic and foreign commercial air carriers and aircraft repair companies as well as military and business aircraft operators. The FSG also manufactures and sells specialty parts as a subcontractor for aerospace and industrial original equipment manufacturers and the United States (“U.S.”) government. Additionally, the FSG is a leading supplier, distributor, and integrator of military aircraft parts and support services primarily to the U.S. Department of Defense, defense prime contractors, and foreign military organizations allied with the U.S. Further, the FSG is a leading manufacturer of advanced niche components and complex composite assemblies for commercial aviation, defense and space applications. The FSG engineers, designs and manufactures thermal insulation blankets and parts as well as removable/reusable insulation systems for aerospace, defense, commercial and industrial applications; manufactures expanded foil mesh for lightning strike protection in fixed and rotary wing aircraft; distributes aviation electrical interconnect products and electromechanical parts; overhauls industrial pumps, motors, and other hydraulic units with a focus on the support of legacy systems for the U.S. Navy; and performs tight-tolerance machining, brazing, fabricating and welding services for aerospace, defense and other industrial applications.

The Electronic Technologies Group. Our Electronic Technologies Group (“ETG”), consisting of HEICO Electronic Technologies Corp. and its subsidiaries, accounted for 43%, 50% and 48% of our net sales in fiscal 2022, 2021 and 2020, respectively, and 42% of net sales for the six months ended April 30, 2023. The ETG derived approximately 56%, 63% and 66% of its net sales in fiscal 2022, 2021 and 2020, respectively, and 47% of net sales for the six months ended April 30, 2023, from the sale of products and services to U.S. and foreign military agencies, prime defense contractors and both commercial and defense satellite and spacecraft manufacturers. The ETG collectively designs, manufactures and sells various types of electronic, data and microwave, and electro-optical products, including infrared simulation and test equipment, laser rangefinder receivers, electrical power supplies, back-up power supplies, power conversion products, underwater locator beacons, emergency locator transmission beacons, flight deck annunciators, panels, and indicators, electromagnetic and radio frequency interference shielding and filters, high power capacitor charging power supplies, amplifiers, traveling wave tube amplifiers, photodetectors, amplifier modules, microwave power modules, flash lamp drivers, laser diode drivers, arc lamp power supplies, custom power supply designs, cable assemblies, high voltage power supplies, high voltage interconnection devices and wire, high voltage energy generators, high frequency power delivery systems; memory products, including three-dimensional microelectronic and stacked memory, static random-access memory (“SRAM”), and electronically erasable programmable read-only memory (“EEPROM”); harsh environment electronic connectors and other interconnect products, radio frequency (“RF”) and microwave amplifiers, transmitters, and receivers and integrated assemblies, sub-assemblies and components; RF sources, detectors and controllers, wireless cabin control systems, solid state power distribution and management systems, crashworthy and ballistically self-sealing auxiliary fuel systems, nuclear radiation detectors, communications and electronic intercept receivers and tuners, fuel level sensing systems, high-speed interface products that link devices, high performance active antenna systems and airborne antennas for commercial and military aircraft, precision guided munitions, other defense applications and commercial uses; silicone material for a variety of demanding applications; precision power analog monolithic, hybrid and open frame components; high-reliability ceramic-to-metal feedthroughs and connectors, technical surveillance countermeasures (“TSCM”) equipment to detect devices used for espionage and information theft; rugged small-form factor embedded computing solutions; custom high power filters and filter assemblies; test sockets and adapters for both engineering and production use of semiconductor devices; and radiation assurance services and products.

HEICO has continuously operated in the aerospace industry for over 65 years. Since assuming control in 1990, our current management has achieved significant sales and profit growth through a broadened line of product offerings, an expanded customer base, increased research and development expenditures and the completion of a number of acquisitions. As a result of internal growth and acquisitions, our net sales from continuing operations have grown from $26.2 million in fiscal 1990 to $2,208.3 million in fiscal 2022, representing a compound annual growth rate of approximately 15%. During the same period, we improved our net income from $2.0 million to $351.7 million, representing a compound annual growth rate of approximately 18%.

Acquisitions have been an important element of our growth strategy over the past thirty-three years, supplementing our organic growth. Since 1990, we have completed 97 acquisitions complementing the niche segments of the aviation, defense, space, medical, telecommunications and electronics industries in which we operate. We typically target acquisition opportunities that allow us to broaden our product offerings, services and technologies while expanding our customer base and geographic presence. Even though we have historically pursued an active acquisition policy, our disciplined acquisition strategy involves limiting acquisition candidates to businesses that we believe will continue to grow, offer strong cash flow and earnings potential, and are available at fair prices.

Wencor Acquisition

Merger Agreement

On May 15, 2023, the Company and its newly formed wholly owned subsidiary Magnolia MergeCo Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Jazz Parent, Inc., a Delaware corporation, the owner of Wencor, with Wencor and Jazz Topco GP LLC, a Delaware limited liability company (the “Representative”), solely in its capacity as representative for purposes of certain provisions of the Merger Agreement. Under the Merger Agreement, the Merger Sub will merge with and into Wencor, with Wencor continuing as the surviving entity and a wholly owned subsidiary of the Company, for an aggregate purchase price of $1.9 billion in cash, subject to certain working capital, debt and other customary adjustments set forth in the Merger Agreement (the “Cash Consideration”), and 1,137,656 shares of HEICO Class A Common Stock, or $2.05 billion in the aggregate.

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the transactions contemplated thereby, the Company will deposit $20 million of the Cash Consideration with an escrow agent to fund Wencor’s payment obligations with respect to the working capital, debt and other customary post-closing adjustments contained in the Merger Agreement.

Under the Merger Agreement, the Company and Wencor have made customary representations and warranties and have agreed to be bound to customary covenants for transactions of this type, including committing to use reasonable best efforts to obtain necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and certain other regulatory approvals.

The completion of the Wencor Acquisition is subject to customary closing conditions, including, among others: (a) the absence of certain legal impediments to the consummation of the Wencor Acquisition; (b) the expiration or termination of the applicable waiting period under the HSR Act, and the receipt of certain other regulatory approvals; (c) in the case of the Company’s and Wencor’s obligations to complete the transaction, the accuracy of Wencor’s and the Company’s, respectively, representations and warranties contained in the Merger Agreement; (d) material compliance by the Company, Wencor and the Representative with certain pre-closing covenants; and (e) no material adverse change in Wencor’s business since the date of the Merger Agreement. Subject to the satisfaction of the closing conditions, the Merger is expected to close by the end of calendar 2023.

This offering is not conditioned on the completion of the Wencor Acquisition. However, if the Special Mandatory Redemption Event occurs, we will redeem the 20    notes in whole at the Special Mandatory Redemption Price. See “Description of the Notes—Special Mandatory Redemption of the 20    Notes.”

Financing of the Wencor Acquisition

We have an existing $2.0 billion revolving credit agreement (the “Existing Credit Facility”) with a bank syndicate, which also includes a feature that allows the Company to increase the capacity by $750 million to become a $2.75 billion facility through increased commitments from existing lenders. The Existing Credit Facility may be used to finance acquisitions and for working capital and other general corporate purposes, including capital expenditures. The Company’s borrowings under the Existing Credit Facility mature in fiscal 2028. See “Description of Other HEICO Indebtedness—Existing Credit Facility”.

In connection with the Wencor Acquisition, on May 14, 2023, we entered into a commitment letter (the “Commitment Letter”) with Truist Bank (the “Bridge Lender”) and Truist Securities, Inc., which was amended and restated on July 14, 2023, pursuant to which the Bridge Lender has committed to provide a senior unsecured credit facility to the Company, as the borrower, in an aggregate amount of up to $1.0 billion (the “Bridge Facility”), with a maturity date of 364 days following the closing date. The obligation to fund the Bridge Facility is subject to the satisfaction of certain conditions set forth in the Commitment Letter. Our currently committed credit facilities, together with cash on hand, are sufficient to fund the purchase price for the Wencor Acquisition. If we complete the offering, we do not anticipate drawing upon any amounts available under the Bridge Facility.

Corporate Information

HEICO’s corporate headquarters is located at 3000 Taft Street, Hollywood, Florida 33021. Our telephone number is (954) 987-4000 and our Internet website address is www.heico.com. The information on our website is not a part of, or incorporated in, this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains certain material information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section titled “Description of Debt Securities” in the accompanying prospectus.

Issuer	HEICO Corporation, a Florida corporation.

Securities offered	$ aggregate principal amount of % notes due 20 $ aggregate principal amount of % notes due 20

Maturity Date	Unless redeemed prior to maturity as described below, the 20 notes will mature on , 20 the 20 notes will mature on , 20

Interest	Interest on the notes will accrue at the rate of % per annum in the case of the 20 notes and % per annum in the case of the 20 notes. Interest on the notes will be payable semiannually in arrears on and , commencing on , 2024.

Ranking

The notes will be senior unsecured obligations of the Company. The payment of the principal of premium, if any, and interest on the notes will:

●    rank equally in right of payment with all of our existing and future senior unsecured indebtedness;

●    rank senior in right of payment to all of our existing and future subordinated indebtedness;

●    be structurally subordinated to all liabilities (including trade payables) of our existing and future subsidiaries that do not guarantee the notes; and

●   be effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

As of April 30, 2023, before giving effect to the issuance of the notes and the use of proceeds therefrom (including the Wencor Acquisition) we, together with the subsidiary guarantors, have had approximately $737.1 million aggregate principal amount of indebtedness, none of which is secured indebtedness.

Guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our subsidiaries that are or become guarantors under the Credit Agreement, which includes (i) each of our existing wholly-owned Material Domestic Subsidiaries and (ii) any subsidiary (including any member of Wencor that is a Material Domestic Subsidiary following consummation of the Wencor Acquisition) that in the future agrees to guarantee obligations under the Credit Agreement. The guarantees will be senior unsecured obligations of the guarantors and will rank equally in right of payment with all of the existing and future senior unsecured indebtedness of the guarantors, effectively junior to any existing and future secured indebtedness of the guarantors to the extent of the value of the assets securing such indebtedness, and senior in right of payment to all existing and future subordinated indebtedness of the guarantors. The notes will not be guaranteed by any foreign subsidiaries.

As of April 30, 2023, on an as adjusted basis, after giving effect to the issuance of the notes and guarantees, and the assumed application of the net proceeds therefrom as described under “Use of Proceeds,” the guarantees would have ranked:

●   equally in right of payment with approximately $737.1 million principal amount of the guarantors’ other unsecured obligations; and

●   effectively subordinate in right of payment to approximately $17.5 million of borrowings by our subsidiaries that are not guarantors.

Our non-guarantor domestic and foreign subsidiaries accounted for $1.25 billion, or 26%, of our total assets, and $201.3 million, or 12%, of our total liabilities, as of April 30, 2023.

Optional Redemption	Each series of notes will be redeemable at any time prior to the applicable Par Call Date, as a whole or in part, at our option, on at least 10 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the notes to be redeemed, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) the (a) sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points, in the case of the 20 notes, and basis points, in the case of the 20 notes, less (b) interest accrued to the date of redemption, and

(ii) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but excluding, the redemption date. Each series of notes will be redeemable at any time on or after the applicable Par Call Date, as a whole or in part, at our option, on at least 10 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the series of notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but excluding, the redemption date.

Special Mandatory Redemption of the 20 Notes	The completion of this offering is not contingent on the closing of the Wencor Acquisition. If the closing of the Wencor Acquisition has not occurred on or prior to the earlier of (i) February 14, 2024 (subject to extension to such later date to which the “Termination Date” (as defined in the Merger Agreement) may be extended in accordance with the terms of the Merger Agreement) and (ii) the dated the Merger Agreement, including any amendment thereof, is terminated, according to its terms (the “Special Mandatory Redemption Event”), we will redeem the 20 notes in whole at the Special Mandatory Redemption Price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the Special Mandatory Redemption Date. See “Description of the Notes—Special Mandatory Redemption of the 20 Notes”.

Change of Control	If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes in whole as described above, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes on the terms set forth in the notes. We will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event”.

Certain Covenants

The indenture governing the notes will contain certain covenants applicable to HEICO and its restricted subsidiaries, including limitations on liens and mergers, consolidations and sale of assets. Each of these covenants is subject to important exceptions and qualifications. The indenture governing the notes, among other things, includes:

●     restrictions on the ability of HEICO and any Restricted Subsidiary (as defined below) to create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien on any of our Principal Property (as defined below);

●     restrictions on any sale and lease-back transactions by HEICO and any Restricted Subsidiary with respect to any Principal Property; and

●     restrictions on our ability to consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of our property and assets to any corporation.

The indenture governing the notes will also contain requirements relating to additional subsidiary guarantors. These covenants are subject to important exceptions and qualifications, which are described in “Description of the Notes—Certain Covenants”.

Use of Proceeds

We estimate that the net proceeds of this offering will be approximately $           (after deducting the underwriting discounts and estimated offering expenses). We intend to use the net proceeds from the sale of the notes to fund a portion of the purchase price for the Wencor Acquisition, including related fees and expenses, and, with any remaining amounts, for general corporate purposes.

We may temporarily repay outstanding borrowings under our Existing Credit Facility and invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities. See “Use of Proceeds”.

No Listing	The notes will not be listed on any securities exchange. Currently there are no public markets for the notes.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by one or more global securities registered in the name of Cede & Co., as nominee for DTC (as defined below). Beneficial interests in the notes will be evidenced by, and transfers will be effected only through, records maintained by participants in DTC.

No Public Trading Market; Listing	The notes are new issues of securities for which there is no established market. Accordingly, there can be no assurance that a market for the notes will develop or as to the liquidity of any market that may develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market making with respect to the notes may be discontinued without notice. We do not intend to apply for listing of the notes on any securities exchange.

Governing Law	State of New York.

Trustee	Truist Bank

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for factors you should consider before deciding to invest in the notes.

Conflicts	Certain of the underwriters and/or their affiliates are lenders under the Existing Credit Facility. Accordingly, to the extent we use a portion of the net proceeds from this offering to repay outstanding borrowings under the Existing Credit Facility, certain of the underwriters and/or their affiliates that are lenders under the Existing Credit Facility may receive more than 5% of the net proceeds of this offering (not including underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Regulatory Authority, Inc. Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See “Underwriting—Conflicts of Interest.”

HEICO Summary Consolidated Financial Data

The following summary consolidated financial information of HEICO should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2022 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023, incorporated by reference in this prospectus.

The summary consolidated financial information for the years ended October 31, 2022, October 31, 2021 and October 31, 2020 are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended October 31, 2022. The summary consolidated financial information for the six months ended April 30, 2023 and April 30, 2022 are derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023. You should read the summary consolidated financial information in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

	Year Ended October 31,			Six Months Ended April 30,
	2022	2021	2020	2023	2022
($ in thousands)	(audited)			(unaudited)
Statement of Operations Information:
Net sales	$2,208,322	$1,865,682	$1,787,009	$1,308,756	$1,029,156
Cost of sales	1,345,563	1,138,259	1,104,882	798,445	627,717
Selling, general and administrative expenses	365,915	334,523	305,479	223,787	179,840
Operating income	496,844	392,900	376,648	286,524	221,599
Interest expense	(6,386)	(7,285)	(13,159)	(17,441)	(1,775)
Other income	565	1,443	1,366	982	540
Income before income taxes and noncontrolling interests	491,023	387,058	364,855	270,065	220,364
Income tax expense	100,400	57,300	29,000	52,000	33,000
Net income from consolidated operations	390,623	329,758	335,855	218,065	187,364
Less: Net income attributable to noncontrolling interests	38,948	25,538	21,871	19,918	15,433
Net income attributable to HEICO	$351,675	$304,220	$313,984	$198,147	$171,931

	As of October 31,			As of April 30,
	2022	2021	2020	2023	2022
($ in thousands)	(audited)			(unaudited)
Consolidated Balance Sheet Information:
Cash and cash equivalents	$139,504	$108,298	$406,852	$127,161	$117,318
Working capital(1)	731,871	642,505	924,464	899,811	728,533
Total assets	4,095,496	3,498,407	3,547,711	4,870,199	3,685,333
Current liabilities	420,859	294,880	241,161	466,828	304,192
Long-term debt, net of current maturities	288,620	234,983	738,786	735,779	264,095
Shareholders’ equity	2,648,306	2,296,939	2,010,607	2,859,667	2,420,474

(1)	Working capital is calculated as current assets less current liabilities.

	Year Ended October 31,			As of and for the Six Months Ended April 30,
	2022	2021	2020	2023	2022
($ in thousands, except ratios)	(unaudited)			(unaudited)
Other Financial Data
EBITDA(1)	$593,742	$487,362	$466,575	$344,290	$268,846
Total debt	290,274	236,498	739,831	754,639	265,876
Net debt(1)	150,770	128,200	332,979	627,478	148,558
Total debt to shareholders’ equity ratio	11.0%	10.3%	36.8%	26.4%	11.0%
Net debt to shareholders’ equity ratio(1)	5.7%	5.6%	16.6%	21.9%	6.1%
Total debt to EBITDA (trailing twelve months) ratio(1)	.49	.49	1.59	1.13	.50
Net debt to EBITDA (trailing twelve months) ratio(1)	.25	.26	.71	.94	.28

	Trailing Twelve Months Ended April 30,
	2023	2022
	(unaudited)
($ in thousands)
Net income attributable to HEICO	$377,891	$334,882
EBITDA(1)	669,186	532,239

(1)	To provide additional information about the Company’s results, we have included in this Summary Financial Data EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), net debt (calculated as total debt less cash and cash equivalents), net debt to shareholders’ equity ratio (calculated as net debt divided by shareholders’ equity) and net debt to EBITDA ratio (calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor’s ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. The Company’s non-GAAP measures may not be identical or comparable to measures with the same name presented by other companies due to differences in calculation, capital structure or other factors.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures below.

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except ratios)

(unaudited)

	Year Ended October 31,			Six Months Ended April 30,
	2022	2021	2020	2023	2022
EBITDA
Net income attributable to HEICO	$351,675	$304,220	$313,984	$198,147	$171,931
Plus: Depreciation and amortization	96,333	93,019	88,561	56,784	46,707
Plus: Net income attributable to noncontrolling interests	38,948	25,538	21,871	19,918	15,433
Plus: Interest expense	6,386	7,285	13,159	17,441	1,775
Plus: Income tax expense	100,400	57,300	29,000	52,000	33,000
EBITDA	$593,742	$487,362	$466,575	$344,290	$268,846

	As of October 31,			As of April 30,
	2022	2021	2020	2023	2022
Net Debt
Total debt	$290,274	$236,498	$739,831	$754,639	$265,876
Less: Cash and cash equivalents	(139,504)	(108,298)	(406,852)	(127,161)	(117,318)
Net debt	150,770	128,200	332,979	627,478	148,558
Shareholders’ equity	2,648,306	2,296,939	2,010,607	2,859,667	2,420,474
Net debt to shareholders’ equity ratio	5.7%	5.6%	16.6%	21.9%	6.1%
EBITDA (trailing twelve months)	593,742	487,362	466,575	669,186	532,239
Net debt to EBITDA ratio	.25	.26	.71	.94	.28

	Trailing Twelve Months Ended April 30,
	2023	2022
EBITDA
Net income attributable to HEICO	$377,891	$334,882
Plus: Depreciation and amortization	106,410	93,807
Plus: Net income attributable to noncontrolling interests	43,433	29,521
Plus: Interest expense	22,052	4,529
Plus: Income tax expense	119,400	69,500
EBITDA	$669,186	$532,239

Wencor Business

Business Overview

Wencor, founded in 1955, is an independent aerospace aftermarket solutions provider focusing on non-engine manufacturing, repair, and distribution. Wencor offers factory-new FAA-approved aircraft replacement parts, value-added distribution of high-use commercial & military aftermarket parts and aircraft & engine accessory component repair and overhaul services. With over 65 years of experience, Wencor serves as a trusted partner to airlines, Maintenance, Repair and Overhaul (“MRO”) facilities, original equipment manufacturers (“OEM”), and both US and foreign militaries and has solidified its position as an industry leader.

Wencor’s expertise includes Parts Manufacturer Approval (“PMA”) design and development, CMM and Designated Engineering Representative (“DER”) Component Maintenance Repair, Program Management & Services, Used Serviceable Material, Rotable Exchanges, and a wide-ranging network of distribution solutions. These offerings are geared towards enhancing material availability, boosting reliability, and reducing costs for its customers.

Wencor’s customers include airlines worldwide, aircraft maintenance repair and overhaul companies, military agencies and defense contractors. Wencor’s parts and repairs are found in hydraulic, pneumatic, electronic and electro-mechanical, cockpit and galley systems throughout numerous aircraft models and provide Wencor’s customers with significant cost savings.

Segment Overview

Wencor operates through four highly complimentary segments: Distribution, Component Repair, PMA, and Defense.

●	Distribution: Value added distribution of high-use aftermarket parts. Focused leadership in highly-technical, consumable product categories. Major supplier in Bearings, Seals, Filters and other niche categories.

●	Component Repair: Independent provider of advanced repair solutions utilizing both proprietary alternative parts and CMM repairs. A leading provider of non-engine DERs.

●	Defense: Rapidly scaling platform of defense aftermarket-oriented solutions for government and defense supply chain customers. Includes complex kitting, platform sustainment solutions, SARs, and component repair.

●	PMA: Leading provider of non-engine PMA components. Focus on consumable parts that have high replacement rates. Includes bearings, filters, gears, seals, and ballscrews. Wencor has developed over 6,000 PMAs and has established a reputation for developing and engineering better options for high usage, complex and expensive OEM parts.

Strategic Growth

Wencor’s success can be attributed to its strategic approach to growth. Through a combination of organic expansion and strategic acquisitions, Wencor has broadened its overall repair capabilities diversified its product offerings, and now offers differentiated supply chain solutions. Additionally, Wencor has introduced value-added inventory services and customized kitting solutions to meet the evolving demands of its customers.

Wencor strategically focuses on lowering the cost of aircraft ownership through consistent quality and reliability improvements. With dedicated resources, Wencor aims at designing solutions, developing programs and delivering results by customizing and scaling solutions to meet its customers’ needs.

Corporate Information

Wencor is based in Peachtree City, Georgia and provides its parts and services internationally, employing approximately 1,000 team members in 19 facilities around the globe.

Wencor Summary Consolidated Financial Data

The summary consolidated financial information for the years ended December 31, 2022 and 2021 are derived from Wencor’s unaudited consolidated financial statements. The summary consolidated financial information from the three months ended March 31, 2023 and March 31, 2022 are derived from Wencor’s unaudited condensed consolidated financial statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

	Year Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
($ in thousands)	(unaudited)		(unaudited)
Statement of operations and comprehensive income data:
Net sales	$487,530	$370,285	$164,671	$111,701
Gross profit	186,664	146,945	62,656	43,128
Capital expenditures	5,097	6,994	2,175	1,093
Net income	20,540	6,228	5,451	5,983

	As of December 31,
	2022	2021	As of March 31, 2023
($ in thousands)	(unaudited)		(unaudited)
Statement of operations and comprehensive income data:
Total assets	$866,113	$814,684	$1,049,527
Total shareholders’ equity	154,721	128,010	175,383
Goodwill	317,241	310,867	358,224
Total debt(1)	586,001	588,992	725,932

	Year Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
($ in thousands, except ratios)	(unaudited)		(unaudited)
Other financial data:
EBITDA(2)	$99,227	$66,864	$32,637	$23,621
EBITDA margin(2)	20.4%	18.1%	19.8%	21.1%
Free cash flow(3)	58,957	63,138	3,124	5,951

(1)	Total debt is inclusive of both short and long-term debt.

(2)	EBITDA (a non-GAAP financial measure) represents net income attributable to Wencor, plus interest expense, income taxes, depreciation expense and amortization expense.

The following tables provide a reconciliation of EBITDA to net income attributable to Wencor, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented and a reconciliation of EBITDA margin (a non-GAAP financial measure defined as EBITDA as a percentage of net sales).

	Year Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
($ in thousands, except ratios)	(unaudited)		(unaudited)

Net income	$20,540	$6,228	$5,451	$5,983
Add back:
Interest expense	47,033	36,734	17,558	9,434
Income taxes	6,644	397	2,655	1,935
Depreciation and amortization expense	25,009	23,505	6,972	6,268
EBITDA	99,227	66,864	32,637	23,621
Net sales	487,530	370,285	164,671	111,701
EBITDA margin	20.4%	18.1%	19.8%	21.1%

(3)	Free Cash Flow (a non-GAAP financial measure) is defined as cash provided by operating activities less capital expenditures for property, plant and equipment.

The following table provides a reconciliation of Free Cash Flow (a non-GAAP financial measure) to net cash provided by operating activities, the most directly comparable financial measure stated in accordance with GAAP as for each of the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
	(unaudited)		(unaudited)
($ in thousands)
Net cash provided by (used in) operating activities	$17,020	$33,398	$(12,259)	$(2,390)
Interest expense	47,033	36,734	17,558	9,434
Less: capital expenditures	(5,097)	(6,994)	(2,175)	(1,093)
Free cash flow	58,957	63,138	3,124	5,951

The foregoing non-GAAP financial measures provide Wencor’s management with additional means to understand and evaluate the operating results and trends in its ongoing business by adjusting for certain expenses and other items. Wencor’s management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, Wencor’s management understands that some investors and financial analysts find this information helpful in analyzing its financial and operational performance and comparing this performance to its peers and competitors.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, Wencor’s financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges or other items that have an effect on its reported results and, therefore, these non-GAAP financial measures should not be relied upon as the sole financial measures by which to evaluate its financial results. Wencor’s management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. Wencor’s non-GAAP measures may not be identical or comparable to measures with the same name presented by other companies due to differences in calculation, capital structure or other factors.

The financial position, results of operations and cash flows for Wencor presented in the summary consolidated financial data included herein may be different from those that would have resulted had Wencor been operated as part of our business and different from those that may result in the future from Wencor being operated as a part of our business.

We are also not providing unaudited pro forma financial information with respect to the combined entity following the Wencor Acquisition in accordance with Regulation S-X published by the SEC because we are not yet required to do so under such regulations. We will file with the SEC historical financial statements with respect to the Wencor Acquisition as well as unaudited pro forma financial information presented in accordance with the requirements of Regulation S-X no later than 71 days after the date that the initial report on Form 8-K disclosing the completion of the Wencor Acquisition must be filed. We expect the unaudited pro forma financial information for the Wencor Acquisition to show significant adjustments from increased interest expense associated with borrowings, eliminating acquisition-related costs directly attributable to the acquisition, additional amortization expense related to intangible assets acquired and additional depreciation expense related to adjusting acquired assets to fair value.

Risk Factors

Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully the risk factors described below, and those set forth in our most recent Annual Report on Form 10-K and in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus and which may be obtained as described under “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference,” as well as the other information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in the notes. These risks are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor could become more significant. If we are unable to adequately respond to these risks and uncertainties, our business, results of operations and financial condition would be materially adversely affected.

Risks Related to the Notes

If we do not complete the Wencor Acquisition on or before the Special Mandatory Redemption Date or we notify the trustee that we will not pursue the consummation of the Wencor Acquisition, we will be required to redeem the notes then outstanding and may not have or be able to obtain all the funds necessary to redeem such notes. In addition, if we are required to redeem such notes, you may not obtain your expected return on the redeemed notes.

Our ability to consummate the Wencor Acquisition is subject to various closing conditions, many of which are beyond our control, and we may not be able to consummate the Wencor Acquisition within the timeframe specified in “Description of Notes— Special Mandatory Redemption of the 20     Notes” or at all. See “— Risks Related to the Wencor Acquisition.”

If the Special Mandatory Redemption Event occurs, we will redeem the 20     notes in whole at the Special Mandatory Redemption Price. However, there is no escrow account or security interest for the benefit of the noteholders, and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the notes required to be redeemed in connection with the Special Mandatory Redemption.

In addition, even if we are able to redeem the 20     notes pursuant to the provisions relating to the Special Mandatory Redemption, you may not obtain your expected return on the notes to be redeemed in connection therewith and may not be able to reinvest the proceeds from the Special Mandatory Redemption in an investment that results in a comparable return. Your decision to invest in the 20     notes is made at the time of the offering of such notes. You will have no rights under the provisions relating to the Special Mandatory Redemption as long as the Wencor Acquisition is consummated on or prior to the Special Mandatory Redemption Termination Date, nor will you have any right to require us to repurchase your 20    notes if, between the closing of this offering and the closing of the Wencor Acquisition, we experience any changes (including any material changes) in our business or financial condition or if the terms of the Wencor Acquisition or financing thereof change (including in material respects). Our obligations to redeem notes in connection with a Special Mandatory Redemption Event applies only to the 20     notes and not the 20     notes.

Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

The notes will be effectively subordinated in right of payment to any secured indebtedness to the extent of the value of the collateral securing that indebtedness. The indenture under which the notes will be issued permits us to incur secured debt under specified circumstances. Any assets securing any of our secured indebtedness that we incur in the future will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding-up, any assets that secure any of our debt will be available to pay our obligations under the notes only after all debt secured by those assets, as well as any other obligations ranking senior in right of payment to the notes, have been repaid in full, and holders of the notes would then only be entitled to participate in our remaining assets, if any, ratably with all of our remaining unsecured senior creditors. If there are insufficient assets remaining to pay all of these creditors, then all or a portion of the notes then outstanding and interest thereon would remain unpaid. As of April 30, 2023, we had no outstanding secured indebtedness.

None of our foreign subsidiaries nor our unrestricted subsidiaries (which includes certain of our non-wholly owned subsidiaries) will be guarantors with respect to the notes, therefore, any claims you may have in respect of the notes will be structurally subordinated to the liabilities of those subsidiaries.

None of our foreign subsidiaries nor our unrestricted subsidiaries (which includes certain of our non-wholly owned subsidiaries), will guarantee the notes. If any of such non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the notes will be structurally subordinated to all of the existing and future liabilities, including trade payables, of our non-guarantor subsidiaries. The indenture governing the notes will not prohibit us from having subsidiaries that are not guarantors in the future.

The non-guarantor domestic and foreign subsidiaries accounted for approximately 18% of our total revenues for the year ended October 31, 2022 and approximately 21% of our total revenues for the six months ended April 30, 2023.

The indenture will not limit the incurrence of indebtedness by our subsidiaries. In addition, the indenture will not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered indebtedness under the indenture.

There are limited covenants in the indenture that will govern the notes.

The indenture that will govern the notes contains limited covenants, including those restricting our ability to incur secured indebtedness, enter into certain sale and lease-back transactions or enter into consolidations, mergers or sales of all or substantially all of our assets. The restrictions on secured indebtedness and sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Furthermore, the indenture for the notes does not:

●	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

●	limit our ability to incur indebtedness that is equal in right of payment to the notes;

●	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

●	limit the ability of our subsidiaries to service indebtedness;

●	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

●	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Our incurrence of additional indebtedness may have adverse consequences to you.

We may incur additional indebtedness in the future, which may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes as a result of additional interest payment expenses, a loss in the trading value of your notes and a risk that the credit rating of your notes may be lowered.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

Upon the occurrence of a Change of Control Triggering Event, you will have the right to require us to repurchase the notes as provided in the indenture and the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control (as defined below) that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your notes could decline.

A payment made under the guarantee by a subsidiary guarantor could be voided as a fraudulent transfer if the subsidiary is insolvent.

A guarantee by one of our subsidiary guarantors that is found to be a fraudulent transfer may be voided under the fraudulent transfer laws described below. The application of these laws requires the making of complex factual determinations and estimates as to which there may be different opinions and views.

In general, federal and state fraudulent transfer laws provide that a guarantee by a subsidiary guarantor can be voided, or claims under a guarantee by a subsidiary guarantor may be subordinated to all other debts of that subsidiary guarantor if, among other things, at the time it incurred the indebtedness evidenced by its guarantee:

●	the subsidiary guarantor intended to hinder, delay or defraud any present or future creditor; or

●	the subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

o	was insolvent or rendered insolvent by reason of such incurrence;

o	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

o	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that subsidiary guarantor under a guarantee could be voided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

●	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

●	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

●	it could not pay its debts as they become due.

We cannot predict:

●	what standard a court would apply in order to determine whether a subsidiary guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the subsidiary guarantor was insolvent on that date; or

●	whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

In the event that the guarantee of the notes by a subsidiary guarantor is voided as a fraudulent conveyance, holders of the notes would effectively be subordinated to all indebtedness and other liabilities of that subsidiary guarantor.

We may be unable to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in whole, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes on the terms set forth in the notes. We will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase. See “Description of the Notes — Offer to Repurchase Upon Change of Control Triggering Event.” However, we may not have sufficient funds to make the required repurchase of the notes. If we fail to make or complete a repurchase of the notes in that circumstance, we will be in default under the indenture governing the notes which could have material adverse consequences for us and holders of the notes. If we are required to repurchase a significant portion of the notes, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on favorable terms, or at all.

One of the circumstances under which a “Change of Control” may occur is upon the sale or disposition of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole. The phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts or circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our properties or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of the offer for repurchase of all or a portion of the notes held by such holder may be impacted.

Changes in our credit ratings may adversely affect the value of the notes.

Our outstanding indebtedness, including the notes, from time to time may receive credit ratings from certain credit rating agencies. Such ratings are limited in scope and do not address all risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating was issued. An explanation of the significance of such ratings may be obtained from such rating agencies. Credit ratings are not a recommendation to buy, sell or hold the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies or placed on a so-called “watch list” for a possible downgrade or assigned a negative ratings outlook if, in any rating agency’s judgment, circumstances so warrant. In addition, because we may choose to take actions that adversely affect our credit ratings, such as incurring additional debt or repurchasing shares of our common stock, there can be no guarantee that our credit ratings will not decline during the term of the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade or have been assigned a negative outlook, could adversely affect the market value of the notes and increase our borrowing costs.

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes.

These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

There are no established trading markets for the notes and none may develop.

There are currently no established trading markets for the notes and we do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Although the underwriters have advised us that they presently intend to make a market in the notes of each series after completion of the offering, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, we cannot assure the liquidity of any trading market for the notes or that active markets will develop. If active trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. Even if active markets do develop, they may cease at any time. As a result, you may not be able to resell your notes for an extended period of time, if at all. In addition, if the notes are traded, they may trade at discounts from their initial offering prices, depending on the markets for similar securities, our results of operations and financial condition, general economic conditions and other factors.

Our Existing Credit Facility contains financial covenants and covenants that may limit our operations. Our failure to comply with these covenants could result in the acceleration of our obligations under our Existing Credit Facility.

Our Existing Credit Facility contains certain covenants restricting our operations. We are also subject to financial covenants. Our ability to meet the financial covenants or requirements in our Existing Credit Agreement may be affected by events beyond our control, and we may not be able to satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions contained in our Existing Credit Facility could result in an event of default under our Existing Credit Facility. Upon the occurrence of an event of default, and the expiration of any grace periods, the lenders could elect to declare all amounts outstanding under our Existing Credit Facility, together with accrued interest, to be immediately due and payable. If this were to occur, our assets may not be sufficient to fully repay the amounts due under our Existing Credit Facility or our other indebtedness, including the notes.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline.

Risks Related to the Wencor Acquisition

Completion of the Wencor Acquisition is subject to the conditions contained in the Merger Agreement and if these conditions are not satisfied, the Wencor Acquisition will not be completed.

The completion of the Wencor Acquisition is subject to various closing conditions, including, among others: (a) the absence of certain legal impediments to the consummation of the Wencor Acquisition; (b) the expiration or termination of the applicable waiting period under the HSR Act, and the receipt of certain other regulatory approvals; (c) in the case of the Company’s and Wencor’s obligations to complete the transaction, the accuracy of Wencor’s and the Company’s, respectively, representations and warranties contained in the Merger Agreement; (d) material compliance by the Company, Wencor and the Representative with certain pre-closing covenants; and (e) no material adverse change in Wencor’s business since the date of the Merger Agreement.

Many of the conditions to the closing of the Wencor Acquisition are not within our control, and we cannot predict with certainty when or if these conditions will be satisfied. The failure to satisfy any of the required conditions could delay the completion of the Wencor Acquisition or prevent it from occurring. Any delay in completing the Wencor Acquisition could cause us not to realize some or all of the benefits that we expect to achieve if the Wencor Acquisition is successfully completed within the expected timeframe. There can be no assurance that the conditions to the closing of the Wencor Acquisition will be satisfied or that the Wencor Acquisition will be completed or that if completed we will realize the anticipated benefits.

Failure to complete the Wencor Acquisition could negatively impact our stock price and our future business and financial results.

If the Wencor Acquisition is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Wencor Acquisition, we could be subject to a number of negative consequences, including, among others: (i) we may be required to pay Wencor a termination fee of $143.5 million in cash upon termination of the Merger Agreement under specified circumstances, including the failure to obtain regulatory approvals or, among others, if the Company materially breaches its regulatory covenants such that there is a failure of certain conditions to the Merger, (ii) we may experience negative reactions from the financial markets, including negative impacts on our stock price; (iii) we will still be required to pay certain significant costs relating to the Wencor Acquisition, including legal, accounting, and financial advisor costs; and (iv) matters related to the Wencor Acquisition (including integration planning) require substantial commitments of our time and resources, which could result in our inability to pursue other opportunities that could be beneficial to us. In addition, if the Wencor Acquisition is not completed, we will be required to redeem the 20     notes as described in “Description of the Notes—Special Mandatory Redemption of the 20     Notes”. Accordingly, if the Wencor Acquisition is not completed or if completion of the Wencor Acquisition is delayed, any of these risks could occur and may adversely affect our business, financial condition and financial results.

The Wencor Acquisition will involve substantial costs.

We have incurred, and expect to continue to incur, a number of costs associated with the Wencor Acquisition. The substantial majority of these costs will consist of transaction and regulatory costs related to the Wencor Acquisition. We will also incur transaction fees and costs related to formulating and implementing integration plans, including system consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred from the Wencor Acquisition and integration. Although we anticipate that the elimination of duplicative costs and the realization of other efficiencies and synergies related to the integration should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

In connection with the Wencor Acquisition, we will incur additional indebtedness, which could adversely affect us, including our business flexibility and will increase our interest expense.

We will have increased indebtedness following completion of the Wencor Acquisition, which could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. We will also incur various costs and expenses related to the financing of the Wencor Acquisition. The amount of cash required to pay interest on our increased indebtedness following completion of the Wencor Acquisition and thereby the demands on our cash resources will be greater than the amount of cash flow required to service our indebtedness prior to the Wencor Acquisition. The increased levels of indebtedness following completion of the Wencor Acquisition could also reduce funds available for working capital, capital expenditures, and other general corporate purposes, and may create competitive disadvantages for us relative to other companies with lower debt levels. If we do not achieve the expected synergies and cost savings from the Wencor Acquisition, or if our financial performance after the Wencor Acquisition does not meet our current expectations, then our ability to service the indebtedness may be adversely impacted.

After completion of the Wencor Acquisition, we may fail to realize the anticipated benefits and cost savings of the Wencor Acquisition.

The success of the Wencor Acquisition will depend, in significant part, on HEICO’s ability to realize the anticipated benefits and cost savings from combining the businesses of HEICO and Wencor. This success will depend largely on HEICO’s ability to successfully integrate the business of Wencor. If HEICO is not able to successfully integrate the businesses of Wencor within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the Wencor Acquisition may not be realized fully, or at all, or may take longer to realize than expected, the combined business may not perform as expected and our business, financial condition and financial results may be adversely affected.

HEICO and Wencor have operated and, until completion of the Wencor Acquisition, will continue to operate independently, and there can be no assurances that their businesses can be integrated successfully. HEICO and Wencor will be required to devote significant management attention and resources to integrating their business practices and operations. It is possible that the integration process could result in the loss of key HEICO or Wencor employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, unexpected integration issues or liabilities, higher than expected integration costs, and an overall post-completion integration process that takes longer than originally anticipated. The difficulties of combining the operations of the companies include, among others:

●	experiencing unforeseen expenses or delays associated with the integration;

●	the integration of certain of the companies’ operations, financial, reporting and corporate functions;

●	integrating the companies’ technologies;

●	identifying and eliminating redundant and underperforming functions and assets;

●	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

●	maintaining existing agreements with customers and suppliers;

●	addressing possible differences in corporate cultures and management philosophies;

●	consolidating the companies’ administrative and information technology infrastructure;

●	coordinating sales, distribution and marketing efforts;

●	moving certain businesses and positions to different locations;

●	coordinating geographically separate organizations; and

●	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times, the attention of certain members of either company’s or both companies’ management and resources may be focused on the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company. If HEICO does not successfully manage these issues and the other challenges inherent in integrating businesses of the size and complexity of HEICO and Wencor, then HEICO may not achieve the anticipated benefits of the Wencor Acquisition on a timely basis or at all and HEICO’s revenue, expenses, operating results and financial condition could be materially and adversely affected.

Use of Proceeds

We estimate that the net proceeds of this offering will be approximately $         (after deducting the underwriting discounts and estimated offering expenses).

We intend to use the net proceeds from the sale of the notes to fund a portion of the purchase price for the Wencor Acquisition, including related fees and expenses, and, with any remaining amounts, for general corporate purposes. We may temporarily repay outstanding borrowings under our Existing Credit Facility and invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.

The completion of this offering is not contingent on the closing of the Wencor Acquisition. However, if the Special Mandatory Redemption Event occurs, we will redeem the 20      notes in whole at the Special Mandatory Redemption Price. See “Description of the Notes—Special Mandatory Redemption of the 20      Notes.”

Certain of the underwriters and/or their affiliates are lenders under the Existing Credit Facility. Accordingly, to the extent we use a portion of the net proceeds from this offering to repay outstanding borrowings under the Existing Credit Facility, certain of the underwriters and/or their affiliates that are lenders under the Existing Credit Facility may receive more than 5% of the net proceeds of this offering (not including underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Regulatory Authority, Inc. Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See “Underwriting—Conflicts of Interest.”

Capitalization

The following table sets forth a summary of our consolidated cash and capitalization on:

●	an actual basis as of April 30, 2023; and

●	on an as adjusted basis as of April 30, 2023 after (i) giving effect to this offering, and (ii) giving effect to the Wencor Acquisition, including the use of approximately $ of the proceeds of this offering to pay the cash portion of the consideration for the Wencor Acquisition.

You should read this table in conjunction with the information contained in “Use of Proceeds,” as well as our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the consolidated financial statements and related notes of Wencor in this prospectus supplement. You should also read this table in conjunction with the unaudited pro forma condensed combined financial statements included in this prospectus supplement. You should not place undue reliance on the pro forma as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included therein.

	As of April 30, 2023
($ in thousands)	Actual	As Adjusted
Cash and cash equivalents	$127,161	$
Short-term debt and current maturities of long-term debt	18,860
Long-term debt (net of current maturities):
Existing Credit Facility	723,000
Finances leases and note payable(1)	12,779
Offered Notes(2):
% Notes due 20 , offered hereby	⸺
% Notes due 20 , offered hereby	⸺
Total Debt	754,639
Total shareholders’ equity	2,859,667
Total Capitalization	$3,614,306	$

(1)	Excludes current maturities of $1,618.
(2)	Excludes the underwriters’ discounts and estimated offering expenses payable by us.

Description of Other HEICO Indebtedness

Existing Credit Facility

On November 6, 2017, the Company entered into the Existing Credit Agreement with a bank syndicate. The Existing Credit Facility may be used to finance acquisitions and for working capital and other general corporate purposes, including capital expenditures. In December 2020, the Company entered into an amendment to increase the capacity by $200 million to $1.5 billion. In April 2022, the Company entered into a second amendment to extend the maturity date of its Existing Credit Facility by one year to November 2024 and to replace the Eurocurrency Rate with Adjusted Term SOFR as an election in which borrowings under the Existing Credit Facility accrue interest, as such capitalized terms are defined in the Existing Credit Facility. On July 14, 2023, the Company entered into a third amendment to, among other things, (i) increase the capacity by $500 million to $2.0 billion, (ii) extend the maturity date to July 14, 2028, and (iii) increase the applicable rate with respect to certain total leverage ratio tiers in the pricing grid. The Existing Credit Facility includes a feature that will allow the Company to increase the capacity by $750 million to become a $2.75 billion facility through increased commitments from existing lenders.

Borrowings under the Existing Credit Facility accrue interest at the Company’s election of the Base Rate or Adjusted Term SOFR, plus in each case, the Applicable Rate (based on the Company’s Total Leverage Ratio) (each as defined in the Existing Credit Agreement). The Base Rate for any day is a fluctuating rate per annum equal to the highest of (i) the Prime Rate; (ii) the Federal Funds Rate plus .50%; and (iii) Adjusted Term SOFR for an Interest Period of one month plus 100 basis points. Adjusted Term SOFR is the rate per annum equal to Term SOFR plus a Term SOFR Adjustment of 0.10%; provided that Adjusted Term SOFR as so determined shall never be less than 0%, as such capitalized terms are defined in the Existing Credit Facility. The Applicable Rate for SOFR Loans ranges from 1.125% to 2.00%. The Applicable Rate for Base Rate Loans ranges from 0.125% to 1.00%. A fee is charged on the amount of the unused commitment ranging from .150% to .350% (depending on the Company’s Total Leverage Ratio). The Existing Credit Facility also includes $100 million sublimit for borrowings made in foreign currencies and a $200 million sublimit for swingline borrowings, and a $100 million sublimit for letters of credit. Outstanding principal, accrued and unpaid interest and other amounts payable under the Existing Credit Facility may be accelerated upon an event of default, as such events are described in the Existing Credit Facility. The Existing Credit Facility is unsecured and contains covenants that require, among other things, the maintenance of a Total Leverage Ratio and an Interest Coverage Ratio (each as defined in the Existing Credit Agreement).

The Company’s borrowings under the Existing Credit Facility mature in July 2028. As of April 30, 2023 and October 31 2022, the weighted average interest rate on borrowings under the Existing Credit Facility was 6.1% and 4.6%, respectively.

Bridge Facility

In connection with the Wencor Acquisition, on May 14, 2023, we entered into a Commitment Letter with the Bridge Lender and Truist Securities, Inc., which was amended and restated on July 14, 2023, pursuant to which the Bridge Lender has committed to provide a $1.0 billion aggregate amount Bridge Facility to the Company, with a maturity date of 364 days following the closing date. The obligation to fund the Bridge Facility is subject to the satisfaction of certain conditions set forth in the Commitment Letter. Our currently committed credit facilities, together with cash on hand, are sufficient to fund the purchase price for the Merger. If we complete the offering, we do not anticipate drawing upon any amounts available under the Bridge Facility.

Description of The Notes

The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part. The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” beginning on page 10 of the accompanying prospectus.

You can find the definitions of certain terms used in this description under “—Certain Definitions.” Defined terms used in this description but not defined below under “—Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture (as defined below). In this description, the “Company,” “us,” “we” and “our” refer only to HEICO Corporation, and not any of its subsidiaries, except where the context requires otherwise.

We will issue our      % notes due 20      (the “20      notes”) and      % notes due 20      (the “20      notes” and, together with the 20     notes, the “notes”) under an indenture, to be dated as of July      , 2023 (the “base indenture”), between the Company, the guarantors party thereto and Truist Bank (the “Trustee”), as supplemented by a first supplemental indenture, to be dated as of July      , 2023, between the Company, the guarantors party thereto and the Trustee, as it may be further supplemented from time to time (the base indenture, as so supplemented, the “indenture”).

The following description is a summary of the material provisions of the notes and the indenture and it is intended to supplement and, to the extent of any inconsistencies, replace the description of the general terms and provisions of debt securities set forth in the accompanying prospectus, to which we refer you. It does not restate that agreement in its entirety. We urge you to read the indenture because it contains additional information that may be of importance to you. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Where You Can Find More Information.” The indenture contains provisions that define your rights under the notes. In addition, the indenture governs our obligations under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

Each series of the notes will be issued as a new and separate series under the indenture, with the 20      notes in an initial aggregate principal amount of $          and the 20      notes in an initial aggregate principal amount of $         .

The notes will be senior unsecured obligations of the Company only and will rank equally with all other unsecured and unsubordinated indebtedness from time to time outstanding of the Company.

The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our subsidiaries that are or become guarantors under the Credit Agreement (as defined below), which includes (i) each of our existing wholly-owned Material Domestic Subsidiaries (as defined below) and (ii) any subsidiary (including any member of Wencor that is a Material Domestic Subsidiary following consummation of the Wencor Acquisition) that in the future agrees to guarantee obligations under the Credit Agreement (the “subsidiary guarantors”).

We will issue the notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes and we may act as paying agent or registrar. We will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office in the contiguous United States. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holders.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series; provided that any additional notes will not be issued with the same CUSIP, if any, as existing notes unless such additional notes are fungible with the existing notes for U.S. federal income tax purposes. Except as described below under “— Certain Covenants,” the indenture does not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes, if such transaction is a permissible consolidation, merger or similar transaction. In addition, except as described below under “—Offer to Repurchase Upon Change of Control Triggering Event,” the indenture does not afford the holders of the notes the right to require us to repurchase or redeem the notes in the event of a highly leveraged transaction. See “— Consolidation, Merger and Sale of Assets.”

We have significant operations conducted through our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Maturity and Interest

The notes will mature on       , 20      in the case of the 20      notes and       , 20      in the case of the 20      notes. Interest on the notes will accrue at the rate of      % per annum in the case of the 20      notes and      % per annum in the case of the 20      notes. Interest on the notes will be payable semiannually in arrears on       and      , commencing on       , 2024. We will pay interest to those Persons who were holders of record on       and       , as the case may be, immediately preceding each interest payment date.

Interest on the notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Such interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date for the notes falls on a date that is not a business day, then interest will be paid on the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date.

If the maturity date for any note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the maturity date.

Subsidiary Guarantees

Our obligations under the notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the subsidiary guarantors, which include our existing wholly-owned Material Domestic Subsidiaries and any future subsidiary (including any member of Wencor that is a Material Domestic Subsidiary following the Wencor Acquisition) that guarantee our obligations under the Credit Agreement.

Each subsidiary guarantee will rank equally in right of payment with all existing and future liabilities of the applicable subsidiary guarantor that are not subordinated. Each subsidiary guarantee will effectively rank junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the collateral securing such indebtedness. Under the terms of any subsidiary guarantee, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

For purposes of the foregoing discussion of the guarantee provisions of the indenture, “Credit Agreement” means the Revolving Credit Agreement, dated as of November 6, 2017, by and among the Company and the several banks and other financial institutions from time to time who are a party thereto, and Truist Bank, as amended and as may be further amended, restated, supplemented, refinanced, refunded or replaced from time to time, including any such refinancing, refunding or replacement that increases the amount of borrowings thereunder or alters the maturity thereof.

Under the indenture, holders of the notes will be deemed to have consented to the release of a subsidiary guarantee provided by a subsidiary guarantor, without any action required on the part of the trustee or any holder of the notes, upon such subsidiary guarantor ceasing to guarantee or to be an obligor with respect to the Credit Agreement. Accordingly, if the lenders under the Credit Agreement release a subsidiary guarantor from its guarantee of, or obligations as a borrower under, the Credit Agreement, the obligations of the subsidiary guarantors to guarantee the notes will immediately terminate. We will give prompt written notice to the trustee of the release of any subsidiary guarantor. If any of our future subsidiaries incur obligations under the Credit Agreement while the notes are outstanding, then such subsidiary will be required to guarantee the notes.

In addition, a subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the following circumstances, each of which is permitted by the indenture:

●	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total Voting Stock of such subsidiary guarantor (other than to us or any of our affiliates); or

●	upon the sale or disposition of all or substantially all the property of such subsidiary guarantor (other than to any of our affiliates or another subsidiary guarantor);

provided, however, that, in each case, such transaction is permitted by the Credit Agreement and after giving effect to such transaction, such subsidiary guarantor is no longer liable for any subsidiary guarantee or other obligations in respect of the Credit Agreement.

The subsidiary guarantee of a subsidiary guarantor also will be released if we exercise our legal defeasance, covenant defeasance option or discharge the indenture, each as described under “—Defeasance.” At our written instruction, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

Further Issuances

We may, from time to time, without notice to or consent of the holders of notes, create additional notes under the indenture. These additional notes would have substantially the same terms as the notes offered hereby in all respects (or in all respects except in some cases for the payment of interest accruing prior to the Issue Date (as defined below) of the additional notes or except for the first payment of interest following the Issue Date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby.

Ranking

The notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the notes will:

●	rank equally in right of payment with all of our existing and future senior indebtedness;

●	rank senior in right of payment to all of our existing and future subordinated indebtedness;

●	be structurally subordinated to all liabilities (including trade payables) of our existing and future subsidiaries that do not guarantee the notes; and

●	be effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The subsidiary guarantee of each subsidiary guarantor will:

●	be a senior unsecured obligation of such subsidiary guarantor;

●	be structurally subordinated to all liabilities (including trade payables) of such subsidiary guarantor’s existing and future subsidiaries that do not guarantee the notes;

●	be effectively subordinated to any secured indebtedness of such subsidiary guarantor to the extent of the value of the collateral securing such secured indebtedness;

●	rank equally in right of payment with such subsidiary guarantor’s existing and future senior unsecured indebtedness; and

●	rank senior in right of payment to the subsidiary guarantor’s existing and future subordinated indebtedness.

As of April 30, 2023, before giving effect to the issuance of the notes and the use of proceeds therefrom (including the Wencor Acquisition) we, together with the subsidiary guarantors, have had approximately $737.1 million aggregate principal amount of indebtedness, none of which is secured indebtedness.

Optional Redemption

Each series of notes will be redeemable at any time prior to the applicable Par Call Date (as defined below), as a whole or in part, at our option, on at least 10 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the notes to be redeemed, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

●	the (a) sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, in the case of the 20 notes, and basis points, in the case of the 20 notes, less (b) interest accrued to the date of redemption, and

●	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but excluding, the redemption date. Each series of notes will be redeemable at any time on or after the applicable Par Call Date, as a whole or in part, at our option, on at least 10 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the series of notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but excluding, the redemption date.

“Par Call Date” means       , 20       , in the case of the 20      notes (        months prior to maturity), and       , 20       , in the case of the 20      notes ( months prior to maturity).

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and will interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 will be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, we will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we will select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price will be conclusive and binding for all purposes, absent manifest error. The Trustee will have no obligation to calculate or verify the calculation of the redemption price payable on the notes.

We will send by electronic delivery or mail otherwise in accordance with the procedures of DTC notice of any redemption at least 10 days but not more than 60 days before the redemption date to each holder of the series of notes to be redeemed. Once the notice of redemption is sent, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date. We will notify holders of any such rescission as soon as practicable after we determine that such conditions precedent will not be able to be satisfied or we are not able or willing to waive such conditions precedent. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another Person.

In the case of a partial redemption of a series of notes, selection of the notes of such series for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Except as set forth below under “—Special Mandatory Redemption of the 20    Notes” and “—Offer to Repurchase Upon Change of Control Triggering Event,” the notes will not be entitled to the benefit of any mandatory redemption, repurchase or sinking fund.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as set forth below under “—Special Mandatory Redemption of the 20    Notes,” we are not required to make any mandatory redemption or sinking fund payments with respect to the notes. In addition, other than as required under “Offer to Repurchase Upon Change of Control Triggering Event,” we will not be required to offer to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control of, or other events involving, us or any of our subsidiaries which may adversely affect the creditworthiness of the notes. We and our affiliates may at any time and from time to time acquire the notes by means other than a redemption, whether pursuant to a tender offer, purchases in the open market, in privately negotiated transactions or otherwise.

Special Mandatory Redemption of the 20 Notes

If the closing of the Wencor Acquisition has not occurred on or prior to the earlier of (i) February 24, 2024 (subject to extension to such later date to which the “Termination Date” (as defined in the Merger Agreement) may be extended in accordance with the terms of the Merger Agreement) and (ii) the date the Merger Agreement, including any amendment thereof, is terminated, according to its terms (each, a “Special Mandatory Redemption Event”), we will redeem the 20       notes in whole at a Special Mandatory Redemption Price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”). Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than ten (10) business days following such Special Mandatory Redemption Event) cause notice to be delivered electronically or mailed, with a copy to the Trustee, to each holder of the 20       notes at its registered address (such date of notification to the holders, the “redemption notice date”). The notice will inform holders that the 20       notes will be redeemed on the tenth calendar day (or if such day is not a business day, the first business day thereafter) following the redemption notice date (such date, the “Special Mandatory Redemption Date”) and that all of the outstanding 20       notes to be redeemed will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of the 20       notes. On the business day immediately preceding the Special Mandatory Redemption Date, we will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price. If such deposit is made as provided above, the 20      notes to be redeemed will cease to bear interest on and after the Special Mandatory Redemption Date.

There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of holders of the 20       notes. For the avoidance of doubt, our obligations to redeem notes in connection with a Special Mandatory Redemption Event applies only to the 20       notes and not the 20       notes. Upon the completion of the Wencor Acquisition, the foregoing provisions regarding Special Mandatory Redemption will cease to apply.

Offer to Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in whole as described above, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

●	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

●	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

●

deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officer's Certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another Person or group may be uncertain.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for repurchase.

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

●	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

●	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of our Voting Stock representing a majority of the voting power of our then outstanding Voting Stock;

●	we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

●	the adoption by our stockholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to a series of notes, the rating of such notes is lowered by at least two of the three Rating Agencies below Investment Grade on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change); provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each applicable Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P and Fitch (or its equivalent under any successor rating category of S&P or Fitch, as applicable), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency; provided further, that we give notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Certain Covenants

Restrictions on Secured Debt

The indenture provides that neither we nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “mortgage”) on or upon any Principal Property or any capital stock or indebtedness of any Restricted Subsidiary that owns any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together with, if we decide, any other indebtedness created, incurred, issued, assumed or guaranteed by us or any Restricted Subsidiary that owns Principal Property then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at our option, prior to) such indebtedness, so long as such indebtedness shall be so secured. This restriction will not apply to indebtedness secured by any of the following:

●	mortgages existing on the Issue Date;

●	mortgages on any property acquired, constructed or improved by, or on any capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the date of the indenture to (i) secure the payment of all or any part of the purchase price of such property, capital stock or indebtedness upon the acquisition thereof or (ii) secure indebtedness incurred, assumed or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of such property, capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred, assumed or guaranteed prior to or within 365 days after the later of the applicable acquisition, construction or improvement of such property, as the case may be, provided, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property, capital stock or indebtedness theretofore owned by us or any Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved or substantially unimproved real property on which the property so constructed or the improvement is located;

●	except to the extent created in anticipation of the acquisition of any Person, mortgages on any property, capital stock or indebtedness existing at the time we or any Restricted Subsidiary acquire any of such Person;

●	except to the extent created in anticipation of the merger or consolidation with any Person, mortgages on property of a Person existing at the time we or any Restricted Subsidiary merge or consolidate with such Person or at the time we or any Restricted Subsidiary acquire all or substantially all of the properties of such Person;

●	mortgages on any property of, or capital stock or indebtedness of, a Person existing at the time such Person becomes a Restricted Subsidiary;

●	mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary or Subsidiary;

●	mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage;

●	mortgages for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books in conformity with generally accepted accounting principles;

●	mortgages imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like mortgages arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

●	mortgages to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

●	mortgages in favor of only us or one or more of our Restricted Subsidiaries;

●	mortgages in favor of the Trustee securing indebtedness owed under the indenture to the Trustee and granted in accordance with the indenture;

●

mortgages to secure (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; (iii) other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and (iv) other agreements or arrangements designed to protect against fluctuations in equity prices;

●	judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;

●	easements or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it is held or was acquired;

●	leases and landlords’ mortgages on fixtures and movable property located on premises leased in the ordinary course of business, so long as the rent secured thereby is not in default;

●	extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced; and

●	other liens permitted under the Credit Agreement.

Notwithstanding the restriction outlined above, we or any Restricted Subsidiary may, without having to equally and ratably secure the notes, issue, assume or guarantee indebtedness secured by a mortgage not excepted from the restriction if the total amount of the following does not at the time exceed the greater of (i) 15% of Consolidated Net Tangible Assets and (ii) $300.0 million:

●	such indebtedness; plus

●	all other indebtedness that we and our Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages not so excepted; plus

●	the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at such time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

●	Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 365 days after the effective date of the arrangement to make non-mandatory prepayments on unsubordinated long-term indebtedness, retire unsubordinated long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property; and

●	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first or sixth bullet point of the first paragraph under this heading.

Restrictions on Sale and Lease-Back Transactions

The indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

●	we or such Restricted Subsidiary are entitled under the provisions described in the first or sixth bullet point in the first paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

●	we or such Restricted Subsidiary are entitled under the provisions described in the last paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and ratably secure the notes; or

●	we apply an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 365 days after the effective date of the arrangement to make non-mandatory prepayments on Funded Debt, retire Funded Debt or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property.

Future subsidiary guarantees

The indenture provides that if, after the Issue Date, the Credit Agreement is or becomes guaranteed by any of our subsidiaries (including any member of Wencor that is a Material Domestic Subsidiary following consummation of the Wencor Acquisition) then, if such subsidiary is not already a subsidiary guarantor, we will cause such subsidiary within 30 days after such subsidiary guarantees the Credit Agreement to (a) execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiary will fully and unconditionally guarantee all of our obligations under the indenture and (b) deliver to the Trustee an opinion of counsel to the effect that (i) such supplemental indenture and guarantee of the notes has been duly authorized, executed and delivered, (ii) such supplemental indenture and guarantee of the notes constitutes a valid, binding and enforceable obligation of such subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and except insofar as enforcement thereof is subject to general principles of equity and (iii) such supplemental indenture complies with the terms of the indenture.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other person, or convey, transfer or lease all or substantially all of our assets, unless:

●	(i) we are the surviving person or (ii) resulting, surviving or transferee person, if other than us is a corporation organized under the laws of the United States, any state or the District of Columbia and expressly assumes by supplemental indenture all of our, relevant responsibilities and liabilities under the indenture, including the punctual payment of all amounts due on the notes and performance of the covenants in the indenture;

●	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, as defined below, exists; and

●	we deliver to the Trustee an Officer's Certificate and an opinion of counsel, each stating that consolidation, merger, transfer or lease complies with the indenture.

If, upon any such consolidation or merger, or upon any such lease, sale or transfer, any of our Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation (other than any mortgage, security interest, pledge or lien permitted as described under “—Certain Covenants—Restrictions on Secured Debt” above), we or such Restricted Subsidiary (to the extent a subsidiary guarantor), as applicable, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created) equally and ratably with (or, at our option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien.

If any consolidation or merger or any lease, sale, or transfer of all or substantially all our assets occurs in accordance with the indenture, the successor person will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named in our place in the indenture. The predecessor person will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

This “—Consolidation, Merger and Sale of Assets” covenant will not apply to any transfer of assets between or among us and any one or more of our subsidiary guarantors or between or among any one or more of our subsidiary guarantors.

Reports

We will file with the Trustee, within 15 days after we have filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies thereof as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports under those Sections, then we will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in those rules and regulations. Delivery of reports, information and documents to the Trustee under the indenture is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer's Certificate).

Events of Default

With respect to the notes, an “Event of Default” is defined in the indenture as being:

●	a failure to pay interest upon the notes that continues for a period of 30 days after payment is due;

●	a failure to pay the principal or premium, if any, on the notes when due upon maturity, redemption (including as described under “—Special Mandatory Redemption of the 20 Notes”), acceleration or otherwise;

●	a failure by us or any subsidiary guarantor to comply with any of our or such subsidiary guarantor’s, as applicable, other agreements contained in the indenture applicable to the notes for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the principal amount of the notes then outstanding);

●	a failure to make any payment at maturity, including any applicable grace period, of any indebtedness of the Company or any subsidiary guarantor in an amount in excess of $150,000,000 aggregate principal amount and continuance of this failure to pay or (b) a default on any of the Company’s or a subsidiary guarantor’s indebtedness which default results in the acceleration of indebtedness in an aggregate principal amount in excess of $150,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled; provided, however, that if the failure, default or acceleration referred to in clause (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured;

●	certain events of bankruptcy, insolvency or reorganization relating to us or any subsidiary guarantor; or

●	any guarantee of any subsidiary guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in all material respects (other than in accordance with the terms of such guarantee and the indenture) or any subsidiary guarantor denies its liability under its subsidiary guarantee (other than by reason of release of a subsidiary guarantor from its subsidiary guarantee in accordance with the terms of the indenture and such subsidiary guarantee).

The indenture provides that if there is a continuing Event of Default with respect to the notes (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the Trustee by notice to the Company or the holders of at least 25% of the outstanding principal amount of the notes by notice to the Company and the Trustee may declare the principal amount of all of the notes to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding notes. At any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the notes, but before the applicable Person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to such notes or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see “— Modification and Waiver.”

The indenture provides that if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders have offered, and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes of that series.

No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

●	a holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the notes;

●	the holders of not less than 25% of the aggregate principal amount of the outstanding notes have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

●	such holder or holders have offered, and if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

●	the Trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

●	no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding notes.

However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.

We are required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide holders of notes notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of notes not to provide such notice.

Modification and Waiver

We and the Trustee may amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding notes of each series affected by the amendment. However, no such amendment may, without the consent of the holders of all then outstanding notes of the affected series:

●	change the due date of the principal of, or any installment of principal of or interest on, the notes of that series;

●	reduce the principal amount of, or any premium or interest rate on, the notes of that series;

●	change the currency of payment of principal of, or any premium or interest on, the notes of that series;

●	reduce the premium payable upon the redemption of any note or change the time at which any note may or shall be redeemed in accordance with the indenture;

●	other than in accordance with the provisions of the indenture, eliminate any existing subsidiary guarantee of the notes or alter in any material respect adverse to the holders of the notes the terms of any existing subsidiary guarantee;

●	impair the right to institute suit for the enforcement of any payment on or with respect to the notes of that series after the due date thereof; or

●	reduce the percentage in principal amount of the notes of that series then outstanding, the consent of whose holders is required for amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority of the principal amount of the outstanding notes of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding notes of any series may waive any past default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any notes of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding notes of the affected series.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Defeasance

Defeasance and Discharge

The Company may discharge its obligations under the indenture in respect of the notes when either:

●	either (a) all outstanding notes (except (i) mutilated, destroyed, lost or stolen notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us and (ii) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee cancelled or for cancellation or (b) all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we have deposited with the Trustee in trust an amount of cash or U.S. government obligations or a combination thereof in an amount sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date; and

●	we have paid all other sums due under the indenture with respect to the notes to be discharged and delivered an Officer's Certificate and opinion of counsel to the Trustee stating that all related conditions have been satisfied.

Defeasance of Certain Covenants and Certain Events of Default

The notes may be defeased at any time in accordance with the terms set forth in the indenture and described briefly below. Any defeasance may terminate all of our and the subsidiary guarantors’ obligations (with limited exceptions) with respect to the notes, the guarantees and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenant which may be applicable to the notes (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise the legal defeasance option, the notes may not be accelerated because of an Event of Default. If we exercise the covenant defeasance option, the notes may not be accelerated by reference to any restrictive covenants which apply to the notes and each subsidiary guarantor will be released from its obligations with respect to its subsidiary guarantee.

To exercise either defeasance option, we must:

●	irrevocably deposit in trust with the applicable Trustee or another trustee money or U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the principal of and any premium and interest or other amounts due on the notes on the stated maturities or redemption dates therefor;

●	deliver a certificate from a nationally recognized firm of independent public accountants or investment bankers expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, plus any deposited money, will provide cash at the times and in the amounts necessary to pay the principal of and premium and interest when due on all the notes to maturity or redemption, as the case may be; and

●	comply with certain other conditions, including that there be no Event of Default at the time of deposit or Event of Default due to bankruptcy on or prior to the 90th day after the deposit date. In particular, in the case of legal defeasance, we must obtain an opinion of tax counsel, based on a change in the applicable U.S. federal income tax law or a ruling by the Internal Revenue Service, that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes as a result of the deposit.

Covenant Defeasance and Certain Other Events of Default

If we exercise our option to effect a covenant defeasance as described above and the notes are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the Trustee would be sufficient to pay amounts due on the notes on their respective due dates but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments. The Company must deliver to the Trustee an opinion of counsel confirming that the beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

Governing Law

The indenture is, and the notes and the subsidiary guarantees will be, governed by the laws of the State of New York.

The Trustee

Truist Bank is the Trustee under the indenture. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company and its affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939, as amended.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

“Attributable Debt” means, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“business day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission, from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Consolidated Net Tangible Assets” means the total amount of assets minus:

●	all applicable reserves;

●	all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

●	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States, any state in the United States or the District of Columbia.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Funded Debt” means all indebtedness for money borrowed which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with U.S. generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made.

“Issue Date” means the date on which the notes are initially issued.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Subsidiary” means any “Material Subsidiary” of the Company as defined in the Credit Agreement. On the Issue Date, the Material Subsidiaries consisted of each Restricted Subsidiary which (a) had total assets of 3% or more of the consolidated total assets of the Company and its Restricted Subsidiaries (excluding Unrestricted Subsidiaries thereof), or (b) had annual consolidated total revenue of 5% or more of the consolidated total revenue of the Company and its Restricted Subsidiaries (excluding Unrestricted Subsidiaries thereof), in each case, determined as of April 30, 2023.

“Officer” means the Chief Executive Officer, a President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the specified Person.

“Officer’s Certificate” means a certificate signed by any Senior Officer, the Treasurer or the General Counsel of such Person that, if required by the Trust Indenture Act, complies with the requirements of Section 314(e) of the Trust Indenture Act.

“Person” means any individual, corporation, company (including a limited liability company), partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any plant, warehouse, office building, facility or parcel of real property owned by us or any Restricted Subsidiary which is located within the United States and has a gross book value in excess of 2% of Consolidated Net Tangible Assets at the time of determination, except for any such plant, warehouse, office building, facility or parcel of real property or any portion of such plant, warehouse, office building, facility or parcel of real property which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale and Lease-Back Transaction” means the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“Senior Officer” means the Chief Executive Officer, the Chief Financial Officer, a President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or any other officer or officers designated in a board resolution delivered to the Trustee.

“Subsidiary” means any Person, a majority of the combined voting power of the total outstanding ownership interests in which is, at the time of determination, beneficially owned or held, directly or indirectly, by the Company or one or more other Subsidiaries. For this purpose, “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions), whether at all times or only as long as no senior class of ownership interests has such voting power by reason of any contingency.

“Unrestricted Subsidiary” means each Subsidiary of the Company designated as such by the Company to the Trustee from time to time; provided that a Subsidiary shall only be designated as an Unrestricted Subsidiary if the Company has also designated such Subsidiary as an “Unrestricted Subsidiary” (or any substantially similar designation) pursuant to the Credit Agreement. We may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of the indenture at any time if we have also designated such Subsidiary as a “Restricted Subsidiary” (or any substantially similar designation) pursuant to the Credit Agreement.

Book-Entry; Delivery And Form

The notes of each series initially will be represented by one or more permanent global certificates in definitive, fully registered, book-entry form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, in the form of a global certificate.

The Global Notes

DTC has advised us that, pursuant to procedures established by it, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with DTC (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. Accordingly, each owner of a beneficial interest in a global security must rely on the procedures of DTC and, if such owner is not a participant, on the procedures of the participant through which it owns its beneficial interest to exercise any rights of a holder of notes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of Wencor, the Trustee, Truist Bank, or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Access to the DTC system is available to others such as U.S. and non-U.S. banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”). The Rules applicable to DTC and participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures described herein in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in the Global Notes owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

You will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in the Global Notes held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, investors who hold their interests in the Global Notes through Clearstream or Euroclear and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Clearstream or Euroclear may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Certificated Securities

Certificated securities will be issued in exchange for beneficial interests in the Global Notes if (i) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depository within 90 days of such notice or cessation, (ii) we, at our option, notify the Trustee that we have elected to cause the issuance of such certificated securities in exchange for any or all of the notes represented by the Global Notes or (iii) there shall have occurred and be continuing an Event of Default with respect to the notes.

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of the notes. This discussion only applies to notes that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“Code”), and that are purchased in the initial offering at the initial offering price, by U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based on interpretations of the Code, Treasury regulations issued thereunder, and rulings and decisions currently in effect, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax considerations described herein.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (including, for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold the notes as part of a straddle, constructive sale, conversion, or other integrated transaction, U.S. Holders whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, inverted corporations, corporations that accumulate earnings to avoid U.S. federal income tax, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement). Furthermore, this summary does not discuss any alternative minimum tax considerations, and does not address any aspects of federal non-income taxation or state, local, or foreign taxation. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (each, a “United States person”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of notes that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement properly classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership holding the notes should consult their own tax advisors.

No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) with respect to the matters discussed below. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to investors subject to special treatment under U.S. federal income tax laws, nor does it deal with federal non-income taxation or the tax consequences under the laws of any foreign, state or local taxing jurisdictions. Accordingly, prospective investors are urged to consult their own tax advisors with respect to the U.S. federal, state and local tax consequences of investing in the notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

Effect of Certain Contingent Payments

In certain circumstances, we may be obligated to make payments on the notes in excess of stated interest and principal, or prior to their scheduled payment dates (see “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event” and “Description of the Notes—Special Mandatory Redemption of the 20      Notes”). Treasury regulations provide special rules for the treatment of debt instruments that provide for contingent payments. Under these regulations, a contingency is disregarded if the contingency is remote or incidental. We believe that the likelihood that we will make any of the contingent payments referred to above is remote or incidental and, therefore, we intend to take the position that the notes are not contingent payment debt instruments under applicable Treasury regulations. A successful challenge of this position by the IRS could affect the timing and amount of income inclusions with respect to the notes, and could also cause any gain from the sale or other disposition of a note to be treated as ordinary income rather than as capital gain. Our position is binding on a beneficial owner of a note, unless the beneficial owner discloses in the proper manner to the IRS that it is taking a different position.

Beneficial owners of the notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this summary assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders

Interest on the Notes

Interest payments on the notes will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The notes are not expected to be issued with an amount equal to or greater than de minimis original issue discount (“OID”). However, if the notes are issued at a discount that equals or exceeds de minimis OID, each U.S. Holder generally will be required to include OID in income (as interest) as it accrues, regardless of its regular method of accounting for U.S. federal income tax purposes, using a constant yield method, before such U.S. Holder receives any payment attributable to such income. The remainder of this discussion assumes that the notes are not issued with an amount equal to or greater than de minimis OID.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized (other than any amount representing accrued but unpaid interest, which will be treated as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. The amount realized by a U.S. Holder will be the sum of the cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note generally will equal the purchase price of the note.

Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such note for more than one year at the time of such sale, exchange, redemption or other taxable disposition. Net long-term capital gain of certain non-corporate U.S. Holders (including individuals) generally is subject to preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

U.S. Holders who are individuals, estates or certain trusts may be subject to a 3.8% net investment income tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over certain thresholds that vary depending on the individual’s circumstances. Net investment income generally will include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the net investment income tax to its interest income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the applicable withholding agent and certifies, under penalty of perjury, that it is not subject to backup withholding on IRS Form W-9 or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

In addition, payments on the notes made to, and the proceeds of a sale, exchange, redemption or other taxable disposition by, a U.S. Holder generally will be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Interest on the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, interest payments on the notes to Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

●	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code,

●	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

●	such interest is not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (or, in the case of an applicable income tax treaty, is not attributable to a permanent establishment or a fixed base that the Non-U.S. Holder maintains in the United States), and

●	either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8BEN-E, Form W-8EXP or Form W-8IMY (or suitable successor or substitute form) with all of the attachments required by the IRS or (b) the Non-U.S. Holder holds its notes through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS), which has provided an IRS Form W-8IMY (or suitable successor or substitute form) stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

If any of the conditions described above are not satisfied, interest on the notes will be subject to a 30% withholding tax when paid, unless either the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN or Form W-8BEN-E claiming that an income tax treaty reduces or eliminates the tax, or the interest is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI. If interest is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (or, in the case of an applicable income tax treaty, is attributable to a permanent establishment or a fixed base that the Non-U.S. Holder maintains in the United States), Non-U.S. Holders generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as a United States person. In addition, Non-U.S. Holders that are corporations could be subject to a 30% branch profits tax (or a lower rate under an applicable income tax treaty) on such income.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, gain realized on the sale, exchange, redemption or other taxable disposition of the notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax, unless:

●	the gain with respect to the notes is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base that the Non-U.S. Holder maintains in the U.S.), in which case the gain will be taxed in the same manner as interest that is effectively connected to such trade or business, or

●	the Non-U.S. Holder is a nonresident alien individual who holds the notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale, exchange, redemption or other taxable disposition of the notes and certain other conditions are satisfied, in which case the gain will be subject to a 30% tax (or a lower rate under an applicable income tax treaty).

To the extent the amount realized on a sale, exchange, redemption or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, such amount generally will be subject to, or exempt from, tax to the same extent as described above under ”—Non-U.S. Holders—Interest on the Notes.”

Backup Withholding and Information Reporting

Backup withholding will not be required with respect to interest paid to Non-U.S. Holders, so long as the applicable withholding agent has received from the Non-U.S. Holder a correct and complete IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form  W-8EXP or Form W-8IMY (or suitable successor or substitute form) with all of the attachments required by the IRS and provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S, which is filed with the IRS and sent to Non-U.S. Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of the notes by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless the applicable withholding agent receives one of the IRS tax forms described above and provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Foreign Account Tax Compliance Act

Under the “Foreign Account Tax Compliance Act” (“FATCA”) and guidance issued by the IRS, a United States federal withholding tax of 30% generally applies to interest on a debt obligation, including a note, paid to certain non-United States entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply with certain certification and information reporting requirements. Although withholding under FATCA would have applied to payments of gross proceeds from the sale, exchange, redemption or other taxable disposition of the notes on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under ”—Non-U.S. Holders—Interest on the Notes,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. The rules described above may be modified by an intergovernmental agreement entered into between the United States and another jurisdiction. Prospective holders of the notes should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.

Underwriting

Truist Securities, Inc., BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of the notes set forth opposite its name below.

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Truist Securities, Inc.	$	$
BofA Securities, Inc.
Wells Fargo Securities, LLC
Total	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price for that series set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of, for the 20      notes,      % of the principal amount of such series of notes, and for the 20      notes,      % of the principal amount of such series of notes. After the initial offering, the public offering price, concessions, reallowance discount or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of such notes may be adversely affected. If the notes are traded, it may trade at a discount from its initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, through and including the business day following the closing of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, offer, sell, offer to sell or grant any option to sell, pledge, transfer or otherwise dispose of any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of the notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing the notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our subsidiaries for which they received or may in the future receive customary fees and expenses. In particular, affiliates of certain underwriters are lenders under the Existing Credit Facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters and/or their affiliates are lenders under the Existing Credit Facility. Accordingly, to the extent we use a portion of the net proceeds from this offering to repay outstanding borrowings under the Existing Credit Facility, certain of the underwriters and/or their affiliates that are lenders under the Existing Credit Facility may receive more than 5% of the net proceeds of this offering (not including underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Regulatory Authority, Inc. Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

Settlement

We expect that delivery of the notes will be made to investors on or about     , 2023, which will be the             business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Offering Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “FIEL”). In respect of the solicitation relating to the notes in Japan, no securities registration statement under Article 4, Paragraph 1 of the FIEL has been filed since this solicitation constitutes a “solicitation targeting QIIs” as defined in Article 23-13, Paragraph 1 of the FIEL (the “solicitation targeting QIIs”). The notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except through a solicitation constituting a solicitation targeting QIIs, which will be exempt from the registration requirements of the FIEL, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Any investor desiring to acquire the notes must be aware that the notes may not be Transferred to any other person unless such person is a QII.

In this section:

●	“QII” means a qualified institutional investor as defined in the Cabinet Ordinance Concerning Definitions under Article 2 of the Financial Instruments and Exchange Law of Japan (Ordinance No. 14 of 1993 of the Ministry of Finance of Japan, as amended).

●	“Transfer” means a sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of all or any portion of notes, either directly or indirectly, to another person. When used as a verb, the terms “Transfer” and “Transferred” shall have correlative meanings.

●	“Resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

(c) securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Republic of Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Legal Matters

The validity of the notes and certain other legal matters relating to the offering will be passed upon for us by Akerman LLP, Miami, Florida. Certain legal matters in connection with New Hampshire law will be passed upon for us by Devine, Millimet & Branch, Professional Association, Manchester, New Hampshire. Certain legal matters in connection with Arizona law and Minnesota law will be passed upon for us by Ballard  Spahr LLP, Phoenix, Arizona. Certain legal matters in connection with Iowa law will be passed upon for us by Hartzog Conger Cason LLP, Oklahoma City, Oklahoma. Certain legal matters in connection with Oregon law will be passed upon for us by Stoel Rives LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriters by King & Spalding LLP, Atlanta, Georgia.

Experts

The consolidated financial statements of HEICO Corporation and subsidiaries as of October 31, 2022 and 2021, and for each of the three years in the period ended October 31, 2022 incorporated by reference in this Prospectus, and the effectiveness of HEICO Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock
Class A Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Depositary Shares
Warrants
Units

HEICO Corporation may offer Common Stock, Class A Common Stock, preferred stock, debt securities,  guarantees of debt securities, depositary shares, warrants and units (collectively, the “securities”) from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. These securities also may be offered by shareholders, if so provided in a prospectus supplement hereto. We will provide specific information about any selling shareholders in one or more supplements to this prospectus. We will not receive any proceeds from sales of Common Stock or Class A Common Stock by the selling shareholders.

This prospectus describes the general terms of these securities and the general manner in which we and the selling shareholders will offer the securities. The specific terms of any securities we or the selling shareholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we and the selling shareholders will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements or other offering materials carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “HEI.” The last reported sale price of our Common Stock on July 14, 2023, was $170.49 per share. Our Class A Common Stock is traded on the NYSE under the symbol “HEI.A.” The last reported sale price of our Class A Common Stock on July 14, 2023 was $135.40 per share. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the supplement will disclose the exchange or market.

Investing in these securities involves risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus beginning on page 3, our filings with the Securities and Exchange Commission (“SEC”) and any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

July 17, 2023

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings. These securities also may be offered by shareholders, if so, provided in a prospectus supplement hereto. We will provide specific information about any selling shareholders in one or more supplements to this prospectus. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Material federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement as necessary. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplements filed with the SEC. We have not authorized anyone to provide you with different or additional information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. The selling shareholders will offer to sell and seek offers to buy shares of our Common Stock and Class A Common Stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Common Stock or Class A Common Stock.

Unless the context otherwise requires, all references in this prospectus to “HEICO,” the “Company,” “we,” “us,” and “our” refer to HEICO Corporation and our consolidated subsidiaries. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus and any applicable prospectus supplement.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference herein. It is not complete and may not contain all of the information that you should consider before investing in these securities. You should carefully read the entire prospectus, including the “Risk Factors” section, the documents incorporated by reference into this prospectus, and any prospectus supplement.

HEICO Corporation

HEICO Corporation through its subsidiaries (collectively, “HEICO,” “we,” “us,” “our” or the “Company”) believes it is the world’s largest manufacturer of Federal Aviation Administration (“FAA”) approved jet engine and aircraft component replacement parts, other than the original equipment manufacturers (“OEMs”) and their subcontractors. HEICO also believes it is a leading manufacturer of various types of electronic equipment for the aviation, defense, space, medical, telecommunications and electronics industries. The Company was originally organized in 1957 as a holding company known as HEICO Corporation. As part of a reorganization completed in 1993, the original holding company (formerly known as HEICO Corporation) was renamed as HEICO Aerospace Corporation and a new holding corporation known as HEICO Corporation was created. The reorganization did not result in any change in the business of the Company, its consolidated assets or liabilities or the relative interests of its shareholders.

Our business is comprised of two operating segments:

The Flight Support Group. Our Flight Support Group (“FSG”), consisting of HEICO Aerospace Holdings Corp. and HEICO Flight Support Corp. and their collective subsidiaries, accounted for 57%, 50% and 52% of our net sales in fiscal 2022, 2021 and 2020, respectively, and 58% of net sales for the six months ended April 30, 2023. The FSG uses proprietary technology to design and manufacture jet engine and aircraft component replacement parts for sale at lower prices than those manufactured by OEMs. These parts are approved by the FAA and are the functional equivalent of parts sold by OEMs. In addition, the FSG repairs, overhauls and distributes jet engine and aircraft components, avionics and instruments for domestic and foreign commercial air carriers and aircraft repair companies as well as military and business aircraft operators. The FSG also manufactures and sells specialty parts as a subcontractor for aerospace and industrial original equipment manufacturers and the United States (“U.S.”) government. Additionally, the FSG is a leading supplier, distributor, and integrator of military aircraft parts and support services primarily to the U.S. Department of Defense, defense prime contractors, and foreign military organizations allied with the U.S. Further, the FSG is a leading manufacturer of advanced niche components and complex composite assemblies for commercial aviation, defense and space applications. The FSG engineers, designs and manufactures thermal insulation blankets and parts as well as removable/reusable insulation systems for aerospace, defense, commercial and industrial applications; manufactures expanded foil mesh for lightning strike protection in fixed and rotary wing aircraft; distributes aviation electrical interconnect products and electromechanical parts; overhauls industrial pumps, motors, and other hydraulic units with a focus on the support of legacy systems for the U.S. Navy; and performs tight-tolerance machining, brazing, fabricating and welding services for aerospace, defense and other industrial applications.

The Electronic Technologies Group. Our Electronic Technologies Group (“ETG”), consisting of HEICO Electronic Technologies Corp. and its subsidiaries, accounted for 43%, 50% and 48% of our net sales in fiscal 2022, 2021 and 2020, respectively, and 42% of net sales for the six months ended April 30, 2023. The ETG derived approximately 56%, 63% and 66% of its net sales in fiscal 2022, 2021 and 2020, respectively, and 47% of net sales for the six months ended April 30, 2023, from the sale of products and services to U.S. and foreign military agencies, prime defense contractors and both commercial and defense satellite and spacecraft manufacturers. The ETG collectively designs, manufactures and sells various types of electronic, data and microwave, and electro-optical products, including infrared simulation and test equipment, laser rangefinder receivers, electrical power supplies, back-up power supplies, power conversion products, underwater locator beacons, emergency locator transmission beacons, flight deck annunciators, panels, and indicators, electromagnetic and radio frequency interference shielding and filters, high power capacitor charging power supplies, amplifiers, traveling wave tube amplifiers, photodetectors, amplifier modules, microwave power modules, flash lamp drivers, laser diode drivers, arc lamp power supplies, custom power supply designs, cable assemblies, high voltage power supplies, high voltage interconnection devices and wire, high voltage energy generators, high frequency power delivery systems; memory products, including three-dimensional microelectronic and stacked memory, static random-access memory (SRAM), and electronically erasable programmable read-only memory (EEPROM); harsh environment electronic connectors and other interconnect products, radio frequency (“RF”) and microwave amplifiers, transmitters, and receivers and integrated assemblies, sub-assemblies and components; RF sources, detectors and controllers, wireless cabin control systems, solid state power distribution and management systems, crashworthy and ballistically self-sealing auxiliary fuel systems, nuclear radiation detectors, communications and electronic intercept receivers and tuners, fuel level sensing systems, high-speed interface products that link devices, high performance active antenna systems and airborne antennas for commercial and military aircraft, precision guided munitions, other defense applications and commercial uses; silicone material for a variety of demanding applications; precision power analog monolithic, hybrid and open frame components; high-reliability ceramic-to-metal feedthroughs and connectors, technical surveillance countermeasures (TSCM) equipment to detect devices used for espionage and information theft; rugged small-form factor embedded computing solutions; custom high power filters and filter assemblies; test sockets and adapters for both engineering and production use of semiconductor devices; and radiation assurance services and products.

HEICO has continuously operated in the aerospace industry for over 65 years. Since assuming control in 1990, our current management has achieved significant sales and profit growth through a broadened line of product offerings, an expanded customer base, increased research and development expenditures and the completion of a number of acquisitions. As a result of internal growth and acquisitions, our net sales from continuing operations have grown from $26.2 million in fiscal 1990 to $2,208.3 million in fiscal 2022, representing a compound annual growth rate of approximately 15%. During the same period, we improved our net income from $2.0 million to $351.7 million, representing a compound annual growth rate of approximately 18%.

Acquisitions have been an important element of our growth strategy over the past thirty-three years, supplementing our organic growth. Since 1990, we have completed approximately 97 acquisitions complementing the niche segments of the aviation, defense, space, medical, telecommunications and electronics industries in which we operate. We typically target acquisition opportunities that allow us to broaden our product offerings, services and technologies while expanding our customer base and geographic presence. Even though we have historically pursued an active acquisition policy, our disciplined acquisition strategy involves limiting acquisition candidates to businesses that we believe will continue to grow, offer strong cash flow and earnings potential, and are available at fair prices.

Corporate Information

HEICO’s corporate headquarters is located at 3000 Taft Street, Hollywood, Florida 33021. Our telephone number is (954) 987-4000 and our Internet website address is www.heico.com. The information on our website is not a part of, or incorporated in, this prospectus.

RISK FACTORS

Investing in our securities involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified, or will identify, a number of these factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as in other information or reports included or incorporated by reference in this prospectus and any prospectus supplement. Before making a decision to invest in our securities, you should carefully consider these risks, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement. For additional information, see below under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

Guarantor Group Summarized Financial Information

In this section, the term “Company” refers solely to HEICO Corporation (and not to any of its affiliates, including subsidiaries). The debt securities that may be issued by the Company may be fully and unconditionally guaranteed, jointly and severally, on a secured or unsecured, subordinated or unsubordinated basis, subject to certain customary guarantor release conditions, by the Company’s domestic subsidiaries that are guarantors under the Company’s revolving credit facility (each a “Guarantor,” collectively, the “Guarantors” and, the Guarantors together with the Company, the “Guarantor Group”). The other subsidiaries of the Company (the “non-guarantor subsidiaries”) are not registering for possible issuance any guarantees of the Company’s debt securities by the non-guarantor subsidiaries. For a brief description of the general terms of the debt securities that we may offer and the guarantees that the Guarantor may offer, see the information under the heading “Description of Debt Securities and Guarantees” in this prospectus.

The Company conducts operations almost entirely through its subsidiaries. Accordingly, the Guarantor Group’s cash flow and ability to service any guaranteed registered debt securities will depend on the earnings of the Company’s subsidiaries and the distribution of those earnings to the Guarantor Group, including the earnings of the non-guarantor subsidiaries, whether by dividends, loans or otherwise. Holders of the guaranteed registered debt securities will have a direct claim only against the Guarantor Group.

The following tables include summarized financial information for the Guarantor Group. The information for the Guarantor Group is presented on a combined basis, excluding intercompany balances and transactions between the Company and the Guarantor and excluding investments in and equity in the earnings of non-guarantor subsidiaries. The Guarantor Group’s amounts due from, amounts due to, and transactions with non-guarantor subsidiaries have been presented in separate line items.

	As of October 31, 2022	As of April 30, 2023
(in thousands)
Current assets (excluding net intercompany receivable from non-guarantor subsidiaries)	$898,522	$975,286
Noncurrent assets	2,612,503	2,642,878
Net intercompany (payable to) / receivable from non-guarantor subsidiaries	(10,836)	171,783
Current liabilities (excluding net intercompany payable to non-guarantor subsidiaries)	327,700	358,849
Noncurrent liabilities	662,948	1,104,574
Redeemable noncontrolling interests	254,348	252,673
Noncontrolling interests	33,993	32,969

	For the Fiscal Year Ended October 31, 2022	For the Six Months Ended April 30, 2023
(in thousands)
Net sales	$1,816,612	$1,036,524
Gross profit	683,669	390,192
Operating income	398,168	232,401
Net income attributable to HEICO	286,361	162,680

	For the Fiscal Year Ended October 31, 2022	For the Six Months Ended April 30, 2023
(in thousands)
Intercompany revenue	$1,908	$1,184
Intercompany management fee	2,383	1,205
Intercompany interest income	265	2,621
Intercompany dividends	57,541	31,263

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, which in some cases, you can identify by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements include statements regarding our operations, cash flows, and financial position. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

Although we believe that these statements are based upon reasonable assumptions, these statements expressing opinions about future outcomes and non-historical information are subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change and, therefore, there is no assurance that the outcomes expressed in these statements will be achieved. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we have made or may make in the future inevitably will not materialize, and unanticipated events may occur which will affect our results. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in forward-looking statements contained herein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks and uncertainties in greater detail under “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under the securities laws of the United States. You are advised, however, to consult any additional disclosures we make in our reports filed with the SEC.

USE OF PROCEEDS

We will describe our intended use of the net proceeds from any particular offering in the related prospectus supplement. We will not receive any proceeds from sales of Common Stock or Class A Common Stock by the selling shareholders.

SELLING SHAREHOLDERS

If the registration statement of which this prospectus forms a part is used by selling shareholders for the resale of any securities registered thereunder, information about such selling shareholders, their beneficial ownership of the securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference to such registration statement.

DESCRIPTION OF OUR CAPITAL STOCK

General

We are authorized to issue 150,000,000 shares of Common Stock, par value $.01 per share, 150,000,000 shares of Class A Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share. As of July 13, 2023, (i) 54,705,934 shares of Common Stock were outstanding and such shares were held by approximately 277 holders of record and (ii) 82,307,444 shares of Class A Common Stock were outstanding and such shares were held by approximately 276 holders of record. None of the Preferred Stock is outstanding.

The transfer agent and registrar for the Common Stock and Class A Common Stock is Broadridge Financial Solutions, telephone number (800) 353-0103.

The following descriptions of the Common Stock, the Class A Common Stock and the Preferred Stock, are based on our Articles and Bylaws and applicable Florida law.

Common Stock

Each holder of Common Stock is entitled to one vote for each share owned of record on all matters presented to the shareholders. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding Preferred Stock. The Common Stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions. As of July 13, 2023, 6,463,406 shares are reserved for issuance as either Common Stock or Class A Common Stock under our existing stock option plans.

Class A Common Stock

Each holder of Class A Common Stock is entitled to the identical rights as the holders of Common Stock except that each share of Common Stock will entitle the holder thereof to one vote in respect of matters submitted for the vote of holders of Common Stock, whereas each share of Class A Common Stock will entitle the holder thereof to one-tenth of a vote on such matters.

Dividend Rights

The Florida Business Corporation Act and our Articles of Incorporation do not require our Board of Directors to declare dividends on our Common Stock or Class A Common Stock. The declaration of any dividend on our Common Stock or Class A Common Stock is a matter to be acted upon by our Board of Directors in its sole discretion. Our payment of dividends on our Common Stock or Class A Common Stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The Florida Business Corporation Act authorizes the Board of Directors to make distributions, including repurchases of stock, to its shareholders subject to restrictions in the corporation’s articles of incorporation. The Florida Business Corporation Act also provides that a corporation may not make distributions to its shareholders if, after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount needed, if the corporation were dissolved at the time the distribution was paid, to satisfy the preferential rights of shareholders whose preferential rights upon dissolution of the corporation are greater than those of the shareholders receiving the dividend.

Shareholders of Common Stock and Class A Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding and subject to any dividend restrictions in our revolving credit facility. No dividends or other distributions (including redemptions or repurchases of shares of capital stock) may be made if, after giving effect to any such dividends or distributions, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock.

We have historically paid semi-annual cash dividends on both our Class A Common Stock and Common Stock. During fiscal 2022, we paid an aggregate cash dividend of $.18 per share, which represents a 6% increase over the aggregate cash dividend of $.17 per share paid during fiscal 2021. In December 2022, our Board of Directors declared our 89th consecutive semi-annual cash dividend of $.10 per share paid in January 2023. This cash dividend represents an 11% increase over the prior semi-annual per share amount of $.09. Also, in June 2023, our Board of Directors declared our 90th consecutive semi-annual cash dividend of $.10 per share paid in July 2023.

Our Board of Directors will continue to review our dividend policy and will regularly evaluate whether dividends should be paid in cash or stock, as well as what amounts should be paid. Our ability to pay dividends could be affected by future business performance, liquidity, capital needs, alternative investment opportunities and loan covenants under our revolving credit facility.

Preferred Stock

Our Board of Directors is authorized, without further shareholder action, to designate and issue from time to time one or more series of Preferred Stock. The Board of Directors may fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions of any series of Preferred Stock so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences and rights, voting or otherwise senior to the rights of holders of Common Stock and Class A Common Stock. As of the date of this Prospectus, the Board of Directors has not issued any Preferred Stock.

Anti-takeover Effects of Certain Provisions of Florida Law, Our Articles of Incorporation and Bylaws, and the Preferred Stock Purchase Rights

Articles and Bylaws. Some of the provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may discourage, delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. These provisions do the following:

●	establish advance notice procedures for the nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders’ meetings;

●	provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors or the President of HEICO or by a majority of the Board of Directors and shall be called by the President or the Secretary at the request of a majority of the Board of Directors then in office or at the request of the holders of not less than one-tenth (1/10th) of all the outstanding shares of the corporation entitled to vote at the meeting;

●	authorize the issuance of 10,000,000 shares of Preferred Stock with the designations, rights, preferences and limitations as may be determined from time to time by the Board of Directors;

●	authorize the issuance of 150,000,000 shares of Common Stock having one vote per share; and

●	authorize the issuance of 150,000,000 shares of Class A Common Stock having 1/10th vote per share. Accordingly, without shareholder approval, the Board of Directors can, among other things,

●	issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting powers or other rights of holders of our Common Stock and Class A Common Stock; and

●	help maintain the voting power of existing Common Stock shareholders and deter or frustrate takeover attempts that existing holders of Common Stock might consider to be in their best interest by issuing additional shares of Class A Common Stock.

Florida Law. Furthermore, some of the provisions of the Florida Business Corporation Act could have the effect of delaying, deferring or preventing a change in control.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities and any applicable guarantees that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities and any applicable guarantees we may offer under this prospectus, we will describe the particular terms of any debt securities and any applicable guarantees that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities and any applicable guarantees we offer under a prospectus supplement may differ from the terms we describe below.

We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a supplement to this prospectus, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “Description of Debt Securities and Guarantees -Subordination” below.

The debt securities may have the benefit of guarantees (each, a “guarantee”), by one or more of our subsidiaries (each, a “guarantor”). If a guarantor issues guarantees, the guarantees may be secured or unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The debt securities will be issued under an indenture between us and a trustee. We have summarized below the general features of the debt securities to be governed by the indenture. The form of summary is not complete. The form of indenture has been filed as an exhibit to the registration statement that we have filed with the SEC, of which this prospectus forms a part. We encourage you to read the applicable prospectus supplements related to the debt securities (including any applicable guarantees) that we may offer under this prospectus, as well as the indenture. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

●	the title;

●	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the amount that may be issued;

●	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

●	the maturity date;

●	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

●	whether and the extent the debt securities will be guaranteed by the guarantors, the ranking of any such guarantee, the terms of such subordination, if applicable, of any such guarantee and the form of any such guarantee;

●	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

●	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	the terms of the subordination of any series of subordinated debt;

●	the place where payments will be payable;

●	restrictions on transfer, sale or other assignment, if any;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	redemption provisions;

●	provisions for a sinking fund purchase or other analogous fund, if any;

●	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

●	restrictive covenants;

●	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

●	information describing any book-entry features;

●	the procedures for any auction and remarketing, if any;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	if other than dollars, the currency in which the series of debt securities will be denominated; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or be advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion of Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third-party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third-party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Certain Covenants

The indenture includes certain customary covenants requiring us, among other things, to:

●	pay the principal, interest and premium, if any, on the debt securities when due;

●	maintain a place of payment;

●	deliver an officer’s certificate to the trustee following the end of each fiscal year stating whether we are in default of any of the terms, provisions or conditions of the indenture;

●	preserve and keep in full force and effect our corporate existence, except as otherwise provided in the indenture; and

●	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other person, or convey, transfer or lease all or substantially all of our assets, unless:

●	we are the surviving person in the case of a merger, or the person formed by such consolidation or into which we merge or the person which acquires or leases, all or substantially all of the assets of the Company (the “successor company”), is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and expressly assumes all of our responsibilities and liabilities under the indenture, including the punctual payment of all amounts due on the debt securities and performance of the covenants in the indenture.

●	immediately after giving effect to the transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, exists; and

●	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all related conditions have been satisfied.

Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Company in accordance with the indenture, the successor company will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if the successor company had been named in our place in the indenture. The predecessor person will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Events of Default

With respect to the debt securities of any series, an “Event of Default” means:

●	default in the payment of any interest upon debt securities of such series that continues for a period of 30 days after payment is due;

●	default in the payment of the principal or premium, if any, on any debt securities of such series upon maturity, redemption, acceleration or otherwise;

●	default in the deposit of any sinking fund payment when and as due under the terms of the debt securities of such series that continues for a period of 30 days after the date such deposit is due;

●	default in the performance, or breach of, any covenant in the indenture and continuance of such default or breach for a period of 90 days after written notice to us of such default or breach from the trustee (or to us and the trustee from the holders of at least 25% of the principal amount of debt securities then outstanding under the indenture);

●	certain events of bankruptcy, insolvency or reorganization relating to us;

●	with respect to any series of debt securities that is guaranteed, such guarantee shall cease to be enforceable for any reason, except as contemplated or permitted in the indenture governing such debt security and such event continues for 10 Business Days; or

●	any other Event of Default specified in the terms of such series.

If there is a continuing Event of Default with respect to the debt securities of any series (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after the trustee or the holders, as the case may be, declare an acceleration with respect to the debt securities of any series, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of such series may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to the debt securities of such series or all such Events of Default have been waived as provided in the indenture.

The indenture provides that if there is a continuing Event of Default, the trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders have offered, and if requested, provided, to the trustee security or indemnity satisfactory to the trustee in its sole discretion. Subject to such provisions for security or indemnification of the trustee and certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power the trustee holds with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

●	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of that series;

●	the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture;

●	such holder or holders have offered, and if requested, provided to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

●	the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

●	no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such debt security on or after the date or dates they are to be paid as expressed in such debt security and to institute suit for the enforcement of any such payment.

We are required to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the trustee need not provide holders of debt securities notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of debt securities not to provide such notice.

Modification and Waiver

We and the trustee may amend the indenture with the consent of the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However, no such amendment may, without the consent of the holders of all then outstanding debt securities of the affected series:

●	change the due date of the principal of, or any installment of principal of or interest on, the debt securities of that series;

●	reduce the principal amount of, interest rate on, premium payable upon redemption of, or amount of principal due and payable upon any declaration of acceleration of the debt securities of that series;

●	change the currency of payment of principal of, or any premium or interest on, the debt securities of that series;

●	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities of that series after the due date or redemption date of such debt securities, or alter the method of computation of interest;

●	reduce the percentage in aggregate principal amount of the debt securities of that series then outstanding, the consent of whose holders is required for amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults and the related consequences;

●	if the debt securities of any series are convertible, make any change that adversely affects in any material respect the right to convert such debt securities or decrease the conversion rate or increase the conversion price of such debt securities, unless such decrease or increase is permitted by the terms of such debt securities.

●	modify the ranking or priority of the debt securities or any guarantee; or

●	release any guarantor from any of its obligations under its guarantee or the relevant indenture otherwise than in accordance with the terms of such indenture.

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default or Event of Default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any debt securities of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding debt securities of the affected series.

Satisfaction and Discharge

The indenture will cease to be of further effect with respect to the debt securities of any series when:

●	either (a) all outstanding debt securities of such series (except (i) mutilated, destroyed, lost or stolen debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us and (ii) debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee cancelled or for cancellation or (b) all such debt securities not so delivered to the trustee cancelled or for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and we have irrevocably deposited with the trustee in trust an amount of cash or U.S. government obligations or a combination thereof in an amount sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date; and

●	we have paid all other sums due under the indenture with respect to such series of debt securities and delivered an officer’s certificate and opinion of counsel to the Trustee stating that all related conditions have been satisfied.

Notwithstanding the above, certain provisions of the indenture will survive, including with respect to certain rights, obligations and immunities of the trustee.

Defeasance

The debt securities or any series of debt securities may be defeased at any time in accordance with the terms set forth in the indenture. Any defeasance may terminate all of our obligations (with limited exceptions) and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities with respect to such debt securities and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenant that may be applicable to such debt securities (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, the debt securities may not be accelerated because of an Event of Default. If we exercise the covenant defeasance option, the debt securities may not be accelerated by reference to any restrictive covenants which apply to the debt securities.

To exercise either defeasance option, we must:

●	irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the principal of and any premium and interest or other amounts due on the debt securities on the stated maturities or redemption dates therefor;

●	deliver a certificate from a nationally recognized firm of independent public accountants or investment bankers expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, plus any deposited money, will provide cash at the times and in the amounts necessary to pay the principal of and premium and interest when due on all the debt securities to maturity or redemption, as the case may be; and

●	comply with certain other conditions, including that in the case of legal defeasance, we must obtain an opinion of tax counsel, based on a change in the applicable U.S. federal income tax law or a ruling by the Internal Revenue Service, that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes as a result of the deposit.

If we exercise our option to effect a covenant defeasance as described above and the debt securities are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the trustee would be sufficient to pay amounts due on the debt securities on their respective due dates but may not be sufficient to pay amounts due on the debt securities at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

Subordination

Unless indicated differently in a prospectus supplement, our subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior debt. This means that upon:

●	any distribution of our assets upon our dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings, or

●	the acceleration of the maturity of the subordinated debt securities, or

●	a failure to pay any senior debt or interest thereon when due and the continuance of that default beyond any applicable grace period, or

●	the acceleration of the maturity of any senior debt as a result of a default, the holders of all of our senior debt will be entitled to receive:

●	in the case of the first two bullet points above, payment of all amounts due or to become due on all senior debt, and

●	in the case of the second two bullet points above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in the bullet points above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities.

The term “senior debt” means with respect to the subordinated debt securities, the principal of, premium, if any, and interest, if any, on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed:

●	all of our indebtedness evidenced by notes, debentures, bonds or other securities sold by us for money or other obligations for money borrowed;

●	all indebtedness of others of the kinds described in the preceding bullet point assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise, as applicable; and

●	all renewals, extensions or refundings of indebtedness of the kinds described in either of the first two bullet points above,

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities.

Due to the subordination, if our assets are distributed upon insolvency, certain of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture.

The subordinated debt securities and the subordinated indenture do not limit our ability to incur additional indebtedness, including indebtedness that will rank senior to the subordinated debt securities. We may incur substantial additional amounts of indebtedness in the future.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and, if guaranteed, it may not necessarily be guaranteed by all of our subsidiaries. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated obligation of the applicable guarantor.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated obligation of the applicable guarantor.

Governing Law

Unless otherwise described in any prospectus supplement, the indenture and the debt securities (and any guarantees thereof)  will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all of the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date; provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.

After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion of the depositary shares.

Voting the Preferred Stock

When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days before termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

●	the depositary has redeemed all related outstanding depositary shares;

●	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

●	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated articles of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase debt securities or equity securities, including Common Stock, Class A Common Stock or preferred stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of the debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the debt warrants;

●	the initial offering price;

●	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

●	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

●	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

●	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

●	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

●	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

●	anti-dilution provisions of the debt warrants, if any;

●	redemption or call provisions, if any, applicable to the debt warrants; and

●	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, of premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities, such as our Common Stock, Class A Common Stock or preferred stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of the equity warrant certificate representing the equity warranty, will be filed with the SEC in connection with the offering of the equity warrants.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the equity warrants;

●	the initial offering price;

●	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

●	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

●	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

●	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

●	anti-dilution provisions of the equity warrants, if any;

●	redemption or call provisions, if any, applicable to the equity warrants; and

●	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of equity warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more debt securities, guarantees of debt securities, common stock, shares of preferred stock, and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement that differ from those described below; and

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units. We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities that are included in those units. Limitations of this kind will be described in the prospectus supplement.

Modification Without Consent of Holders

Unless provided otherwise in an applicable prospectus supplement, we and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

●	to cure any ambiguity;

●	to correct or supplement any defective or inconsistent provision; or,

●	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

Unless provided otherwise in an applicable prospectus supplement, we may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

●	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right, or

●	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Unless provided otherwise in an applicable prospectus supplement, any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

●	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series, or

●	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under The Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Title

We and the unit agents and any of our respective agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We and the selling shareholders may sell the securities described in this prospectus from time to time in one or more transactions:

●	to purchasers directly;

●	to underwriters for public offering and sale by them;

●	through agents;

●	through dealers; or

●	through a combination of any of the foregoing methods of sale.

We and the selling shareholders may distribute the securities from time to time in one or more transactions at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices; or

●	negotiated prices.

Direct Sales

We and the selling shareholders may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

We and the selling shareholders will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities being offered pursuant to this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, underwriters, dealers and agents will be authorized to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

GENERAL INFORMATION

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We and the selling shareholders may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our Common Stock and Class A Common Stock. The securities, except for our Common Stock and Class A Common Stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

The filing of the registration statement in which this prospectus is included does not preclude us from issuing securities in a transaction that is exempt from the registration provisions of the securities laws.

LEGAL MATTERS

Certain legal matters relating to the offering will be passed upon for us and the selling shareholders by Akerman LLP, Miami, Florida. Certain legal matters in connection with New Hampshire law will be passed upon for us by Devine, Millimet, & Branch, Professional Association, Manchester, New Hampshire. Certain legal matters in connection with Arizona law and Minnesota law will be passed upon for us by Ballard  Sphar LLP, Phoenix Arizona. Certain legal matters in connection with Iowa law will be passed upon for us by Hartzog Conger Cason LLP, Oklahoma City, Oklahoma. Certain legal matters in connection with Oregon law will be passed upon for us by Stoel Rives LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements of HEICO Corporation and subsidiaries incorporated by reference in this prospectus, and the effectiveness of HEICO Corporation and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, Such financial statements are incorporated by reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov. We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act to register with the SEC the securities described herein to be offered by us or the selling shareholders. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits that were filed with the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC as described above.

Our website is www.heico.com. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

●	The Annual Report on Form 10-K for the fiscal year ended October 31, 2022, filed with the SEC on December 21, 2022, including portions of the Company’s proxy statement on Schedule 14A, filed with the SEC on February 3, 2023, to the extent incorporated by reference into such Annual Report on Form 10-K;

●	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2023, filed with the SEC on March 1, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023, filed with the SEC on May 24, 2023;

●	The Current Reports on Form 8-K filed with the SEC on December 21, 2022, March 20, 2023, April 12, 2023, May 15, 2023, May 18, 2023 and July 17, 2023;

●	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 28, 1993, as amended January 27, 1999, and as further amended by the description of our Common Stock set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended October 31, 2019, including any further amendments thereto or reports filed for the purposes of updating this description; and

●	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 8, 1998, as amended January 27, 1999, and as further amended by the description of our Class A Common Stock set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended October 31, 2019, including any further amendments thereto or reports filed for the purposes of updating this description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

HEICO Corporation
3000 Taft Street
Hollywood, Florida 33021
Tel: (954) 987-4000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

HEICO Corporation

$	% Notes due 20
$	% Notes due 20

Prospectus Supplement dated July , 2023

Joint Book-Running Managers

Truist Securities	BofA Securities	Wells Fargo Securities

July      , 2023